As filed with the Securities and Exchange Commission on August 12, 2009

Registration No. 333-   ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIVAKOR, INC.
(Exact name of registrant as specified in its charter)

Nevada	8731	26-2178141
(State or other jurisdiction of	(Primary standard industrial	(IRS employer
incorporation or organization)	classification code number)	identification number)

2590 Holiday Road, Suite 100
Coralville, IA  52241
(319) 625-2172
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Agent Solutions, Inc.
4625 West Nevso Drive, Suite 2
Las Vegas, NV  89103
(888) 705-7274
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher A. Wilson, Esq.
Wilson, Haglund & Paulsen, P.C.
9110 Irvine Center Drive
Irvine, CA  92618
Telephone No. (949) 752-1100
Facsimile No. (949)752-1144
cwilson@whp-law.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price (2)	Amount of Registration Fee (3)

Common stock, par value $.001 per share, for sale by Our Company	15,000,000	$0.23	$3,450,000	$192.51

(1)   Registration fee has been paid via Fedwire.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(3)   Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED ____________ __, 2009.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted

PROSPECTUS

VIVAKOR, INC.

15,000,000 Shares of Common stock

This prospectus will allow us to issue up to 15,000,000 shares of our common stock in a public offering.  The proceeds from the sale of these shares will be available for use by the company.

Our common stock has been approved for listing on the OTC Electronic Bulletin Board under the symbol “VIVK.OB”.

	Offering Price Per Share	Offering Expenses (1)	Proceeds to Our Company
Per Share	0.23	0.01	0.22
Total	$3,450,000.00	20,237.00	$3,429,763.00
__________
(1)	Estimated expenses before payment of any underwriting or placement commissions, discounts or expense.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 2 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2009.

Table of Contents

Prospectus Summary	1
Risk Factors	2
Cautionary Note Regarding Forward-Looking Statements	11
Use of Proceeds	12
Capitalization	12
Dilution	12
Market for Common Equity and Related Stockholder Matters	13
Description of Business and Property	13
Management’s Discussion and Analysis of Financial Condition and Results of Operations	21
Our Management	27
Security Ownership of Certain Beneficial Owners and Management	30
Certain Relationships and Related Party Transactions	31
Description of Capital Stock	32
Plan of Distribution	35
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	36
Legal Opinion	37
Experts	37
Interests of Named Experts and Counsel	37
Additional Information	37
Index to Financial Statements	F-1

Unless otherwise specified, the information in this prospectus is set forth as of August 12, 2009, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the “Company,” “we,” “us,” and “our,” we mean Vivakor, Inc., a Nevada corporation, together with our subsidiary, HealthAmerica, Inc. This prospectus contains forward-looking statements and information relating to Vivakor, Inc.  See Cautionary Note Regarding Forward Looking Statements on page 11.

Our Company

Vivakor, Inc. (“Vivakor,” the “Company,” or “we”) is a transdisciplinary research company that develops products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds.  We also provide contract research services for third parties.  We were originally formed as a Nevada limited liability company on November 1, 2006 and subsequently converted to a Nevada corporation on April 30, 2008.  We had no employees or significant operations from our inception through March 15, 2008.   On October 20, 2008, we effectively acquired the assets (patents and technology related to medical record bar coding and magnetic resonance imaging (MRI) systems) of HealthAmerica, Inc. by acquiring approximately 84% of HealthAmerica’s outstanding shares.  HealthAmerica has had no significant operations, within the last four years.  On February 19, 2009, we formed three subsidiaries (Vivasight, Inc., Vivathermic, Inc. and Vivaventures, Inc), all of which are inactive.   Our executive offices are located at 2590 Holiday Road, Suite 100, Coralville, Iowa 52241. Our telephone number is (319) 625-2172 and our website address is www.vivakor.com.

The Offering

This prospectus covers up to 15,000,000 shares of common stock to be sold by the company  at an offering price of $0.23 per share in a direct public offering.

ABOUT THIS OFFERING

Securities Being Offered	Up to 15,000,000 shares of common stock of Vivakor, Inc. to be sold by the company at a price of $0.23 per share.

Initial Offering Price	The company will sell up to 15,000,000 shares at a price of $0.23 per share.

Terms of the Offering	The company will offer and sell the shares of its common stock at a price of $0.23 per share in a direct offering to the public.

Termination of the Offering
The offering will conclude when the company has sold all of the 15, 000,000 shares of common stock offered by it.  The company may , in its sole discretion, decide to terminate the registration of the shares offered by the company.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See Risk Factors beginning on page 2.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of our Company

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern and, if we are unable to continue our business, our shares may have little or no value.

In its audit opinion issued in connection with our balance sheets as of December 31, 2008 and 2007 and our statements of operations, stockholders’/member’s equity (deficit) and cash flows for the years then ended, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern given our lack of working capital. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence.  Our ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill our research and market introduction activities, and achieving a level of revenues adequate to support our cost structure. We intend to obtain capital primarily through issuances of debt or equity or entering into collaborative arrangements with corporate partners. There can be no assurance that we will be successful in completing additional financing or collaboration transactions or, if financing is available, that it can be obtained on commercially reasonable terms.  The doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors.  These factors, among others, may make it difficult to raise the necessary amount of capital

We are at a very early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. We are in the process of developing numerous product candidates but none have proven to be commercially successful. Our business and operations should be considered to be in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We have a very limited operating history and our business plan is unproven and may not be successful.

Our company was formed in November 2006 but we began operations in earnest in March 2008 when one of our officers and some of our key employees commenced employment.  Since March 2008, our primary activities have been research and development, the identification of collaborative partners, intellectual property protection such as patent applications and capital raising activities.  We have not licensed or sold any substantial amount of products commercially and do not have any definitive agreements to do so.  We have not proven that our business model will allow us to identify and develop commercially feasible products.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of $1,854,695 as of June 30, 2009 and we expect to continue to incur significant research and development expenses in the foreseeable future related to the completion of development and commercialization of our products. As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.  If we fail to generate sufficient revenues to operate profitability, or if we are unable to fund our continuing losses, you could lose all or part of your investment.

We may have difficulty raising additional capital, which could deprive us of necessary resources and you may experience dilution or subordinated stockholder rights, privileges and preferences as a result of our financing efforts.

We expect to continue to devote significant capital resources to fund research and development. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through the sale of assets, public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2009 but we do not have any firm commitments for funding.  If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, if our subsidiary’s business grows, we will be required to manage multiple relationships. Any further growth by us or our subsidiary, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

Risks Relating to Our Business and Industry

There are substantial inherent risks in attempting to commercialize new technological applications, and, as a result, we may not be able to successfully develop products or technology for commercial use.

Our company conducts research and development of products in numerous technological and medical fields. Our research scientists are working on developing technology in various stages. However, commercial feasibility and acceptance of such product candidates are unknown. Scientific research and development requires significant amounts of capital and takes an extremely long time to reach commercial viability, if at all. To date, our research and development projects have not produced commercially viable applications, and may never do so. During the research and development process, we may experience technological barriers that we may be unable to overcome. Because of these uncertainties, it is possible that none of our product candidates will be successfully developed. If we are unable to successfully develop products or technology for commercial use, we will be unable to generate revenue or build a sustainable or profitable business.

We will need to achieve commercial acceptance of our products to generate revenues and achieve profitability.

Even if our research and development yields technologically feasible applications, we may not successfully develop commercial products, and even if we do, we may not do so on a timely basis. If our research efforts are successful on the technology side, it could take at least several years before this technology will be commercially viable. During this period, superior competitive technologies may be introduced or customer needs may change, which will diminish or extinguish the commercial uses for our applications. We cannot predict when significant commercial market acceptance for our products will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If markets fail to accept our products, we may not be able to generate revenues from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new products that are accepted by customers. If we are unable to cost-effectively achieve acceptance of our technology by customers, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

We will need to establish additional relationships with collaborative and development partners to fully develop and market our products.

We do not possess all of the resources necessary to develop and commercialize products on a mass scale that may result from our technologies. Unless we expand our product development capacity and enhance our internal marketing, we will need to make appropriate arrangements with collaborative partners to develop and commercialize current and future products.

Collaborations may allow us to:

●	generate cash flow and revenue;

●	offset some of the costs associated with our internal research and development, preclinical testing, clinical trials and manufacturing;

●	seek and obtain regulatory approvals faster than we could on our own; and

●	successfully commercialize product candidates.

If we do not find appropriate partners, our ability to develop and commercialize products could be adversely affected. Even if we are able to find collaborative partners, the overall success of the development and commercialization of product candidates in those programs will depend largely on the efforts of other parties and is beyond our control. In addition, in the event we pursue our commercialization strategy through collaboration, there are a variety of attendant technical, business and legal risks, including:

●	a development partner would likely gain access to our proprietary information, potentially enabling the partner to develop products without us or design around our intellectual property;

●
we may not be able to control the amount and timing of resources that our collaborators may be willing or able to devote to the development or commercialization of our product candidates or to their marketing and distribution; and

●
disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts our management’s resources.

The occurrence of any of the above risks could impair our ability to generate revenues and harm our business and financial condition.

Clinical trials for our certain product candidates may be lengthy and expensive and their outcome is uncertain.

Certain of our product candidates will be subject to regulatory approval from the United States Food and Drug Administration (“FDA”) or other governmental regulatory agencies including the United States Department of Agriculture (“USDA”). Before obtaining regulatory approval for the commercial sale of such product candidates, we must demonstrate through preclinical testing and clinical trials that such product candidates are safe and effective for use in humans. Conducting clinical trials is a time consuming, expensive and uncertain process and may take years to complete. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. Frequently, drugs or products that have shown promising results in preclinical or early clinical trials subsequently fail to establish sufficient safety and efficacy data necessary to obtain regulatory approval. At any time during the clinical trials, we, the participating institutions or FDA might delay or halt any clinical trials for our product candidates for various reasons, including:

●	ineffectiveness of the product candidate;

●	discovery of unacceptable toxicities or side effects;

●	development of disease resistance or other physiological factors;

●	delays in patient enrollment; or

●	other reasons that are internal to the businesses of our potential collaborative partners, which reasons they may not share with us.

The results of the clinical trials may fail to demonstrate the safety or effectiveness of our product candidates to the extent necessary to obtain regulatory approval or such that commercialization of our product candidates is worthwhile. Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates could severely harm our business.

We expect to rely on third parties to manufacture our product candidates and our business will suffer if they do not perform.

We do not expect to manufacture many of our products and will engage third party contractors to provide manufacturing services.  If our contractors do not operate in accordance with regulatory requirements and quality standards, our business will suffer. We expect to use or rely on components and services that are provided by sole source suppliers. The qualification of additional or replacement vendors is time consuming and costly. If a sole source supplier has significant problems supplying our products, our sales and revenues will be hurt until we find a new source of supply.

We expect to rely on third parties for the worldwide marketing and distribution of our product candidates, who may not be successful in selling our products.

We currently do not have adequate resources to market and distribute any products worldwide and expect to engage third party marketing and distribution companies to perform these tasks. While we believe that distribution partners will be available, we cannot assure you that the distribution partners, if any, will succeed in marketing our products on a global basis. We may not be able to maintain satisfactory arrangements with our marketing and distribution partners, who may not devote adequate resources to selling our products. If this happens, we may not be able to successfully market our products, which would decrease or eliminate our ability to generate revenues.

We may not be successful at marketing and selling HealthAmerica’s technology or products.

We effectively acquired the assets of our subsidiary, HealthAmerica, on October 20, 2008. HealthAmerica owns patents and technology related to medical record bar coding and magnetic resonance imaging (MRI) and systems employing its technology have been previously commercially sold and operated.  HealthAmerica’s technology was developed years ago and no significant operations and no commercial sales have occurred within the last four years.  As a result, the HealthAmerica technology may be outdated by recent technology developments.  As of the date of this prospectus we have not devoted any substantial effort or resources to the development of HealthAmerica’s products or technology.   We may not be able to market and sell the HealthAmerica technology or products and any financial or research efforts we exert to develop, commercialize or promote such products may not result in revenue or earnings.  On an annual basis we will evaluate whether there is any impairment of the acquired HealthAmerica assets and, if so, future impairment charges may need to be recorded.

We may lose out to larger and better-established competitors.

The medical device and biotechnology industries are intensely competitive. Most of our competitors have significantly greater financial, technical, manufacturing, marketing and distribution resources as well as greater experience in the medical device industry than we have. The particular medical conditions, illnesses or diseases our product lines are intended to address can also be addressed by other medical devices, procedures or drugs. Many of these alternatives are widely accepted by physicians and have a long history of use. Physicians may use our competitors’ products and/or our products may not be competitive with other technologies. If these things happen, our sales and revenues will decline. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

Our products may be displaced by newer technology.

The medical device and biotechnology industries are undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology and products obsolete or non-competitive. Additionally, researchers could develop new surgical procedures and medications that replace or reduce the importance of the procedures that use our products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products. We may not have the resources to do this. If our product candidates become obsolete and our efforts to develop new products do not result in any commercially successful products, our sales and revenues will decline.

We may not have sufficient legal protection against infringement or loss of our intellectual property, and we may lose rights to our licensed intellectual property if diligence requirements are not met.

Our success depends, in part, on our ability to secure and maintain patent protection, to preserve our trade secrets, and to operate without infringing on the patents of third parties. While we intend to protect our proprietary positions by filing United States and foreign patent applications for our important inventions and improvements, domestic and foreign patent offices may not issue these patents.

We have filed a number of provisional patents with respect to our product candidates.  Provisional patents are not reviewed by the USPTO and will not result in the issuance of a patent, unless a regular patent application is filed within one year after the filing of the provisional patent application.  Generally, our provisional patent applications do not contain all of the detailed design and other information required by a regular patent application.  As a result, it may be uncertain whether the description of the invention in a provisional patent meets the “best mode and enablement” requirements for issuance of a patent. Failure to adequately describe the invention may result in the loss of certain claims.  We intended to file regular patent applications with respect to each of our product candidates during the one-year period of the provisional patents.  However, due to a lack of capital, we have been unable to complete and file patent applications.  As a result, we may have lost or may lose the right to certain claims.  If we do not have the funds or resources to prepare, file and maintain patent applications on any additional or new inventions, we could lose proprietary rights to our technology.

Even if we file patent applications and patents are issued, third parties may challenge, invalidate, or circumvent our patents or patent applications in the future. Competitors, many of which have significantly more resources than we have and have made substantial investments in competing technologies, may apply for and obtain patents that will prevent, limit, or interfere with our ability to make, use, or sell our products either in the United States or abroad.

In the United States, patent applications are secret until patents are issued, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications for patents for products or processes that will make our products obsolete or will limit our patents or invalidate our patent applications.

We typically require our employees, consultants, advisers and suppliers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, advisory, or supply relationships with us. They may breach these agreements and we may not obtain an adequate remedy for breach. Further, third parties may gain access to our trade secrets or independently develop or acquire the same or equivalent information.

We could be damaged by product liability claims.

Our products are intended to be used in various clinical or surgical procedures. If one of our products malfunctions or a physician or patient misuses it and injury results to a patient or operator, the injured party could assert a product liability claim against our company. We currently do not have product liability insurance and may not be able to obtain such insurance at a rate that is acceptable to us or at all. Furthermore, even if we can obtain insurance, insurance may not be sufficient to cover all of the liabilities resulting from a product liability claim, and we might not have sufficient funds available to pay any claims over the limits of our insurance. Because personal injury claims based on product liability in a medical setting may be very large, an underinsured or an uninsured claim could financially damage our company.

 We may indemnify our directors and officers against liability to us and our security holders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our officers and directors are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our officers and directors file a claim against us for indemnification, the associated expenses could also increase our operating costs.

Risks Relating to our Stock

The Offering price of $0.23 per share is arbitrary.

The Offering price of $0.23 per share has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or projected earnings of our company or any other generally accepted criteria of value.

We have no firm commitments to purchase any shares.

We have no firm commitment for the purchase of any shares.  Therefore there is no assurance that a trading market will develop or be sustained.  The Company has not engaged a placement agent or broker for the sale of the shares.  The Company may be unable to identify investors to purchase the shares and may have inadequate capital to support its ongoing business obligations.

All proceeds from the sale of shares offered by the company will be immediately available for use by the company.

There is no minimum offering amount and we have not established an escrow to hold any of the proceeds from the sale of the shares offered by the company.  As a result, all proceeds from the sale of shares offered by the company will be available for immediate use by the company.  The proceeds of the sale may not be sufficient to implement the company’s business strategy.

The sale of the shares of common stock acquired in private placements could cause the price of our common stock to decline.

During 2008, we completed financings in which we issued common stock to certain private investors. The terms of these transactions require that we file registration statements with the Securities and Exchange Commission under which the investors may resell to the public common stock acquired in these transactions.  We have registered 5,133,000 shares of common stock for sale by selling shareholders.

The selling stockholders under these registration statements may sell none, some or all of the shares of common stock acquired from us. We have no way of knowing whether or when the selling stockholders will sell the shares covered by these registration statements. Depending upon market liquidity at the time, a sale of shares covered by these registration statements at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under these registration statements, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our common stock is expected to trade over the counter, which may deprive stockholders of the full value of their shares.

Our common stock is approved for quotation via the OTC Electronic Bulletin Board. Therefore, our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock.

Purchasers in this offering will experience immediate and substantial dilution in the tangible book value of their investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $0.23 in the net tangible book value per share from the price you paid, based on an assumed public offering price of $0.23 per share. For a further description of the dilution that you will experience immediately after this offering, see “Dilution” on page 12.

A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.

 In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTC Electronic Bulletin Board. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through its ownership of shares of our common stock, two shareholders, Tannin J. Fuja, our CEO, and NFG, Inc., beneficially own 77.9% of our total outstanding shares of common stock before this offering. As a result of the concentrated ownership of the stock, these two stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

 Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Our board of directors has the authority to issue shares of “blank check” preferred stock, which may make an acquisition of our company by another company more difficult.

We have adopted and may in the future adopt certain measures that may have the effect of delaying, deferring or preventing a takeover or other change in control of our company that a holder of our common stock might consider in its best interest. Specifically, our board of directors, without further action by our stockholders, currently has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares (“blank check” preferred). Such preferred stock may have rights, including economic rights, senior to our common stock. As a result, the issuance of the preferred stock could have a material adverse effect on the price of our common stock and could make it more difficult for a third party to acquire a majority of our outstanding common stock.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

There are doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

As discussed in Note 2 to the accompanying audited financial statements as of December 31, 2008 and 2007 and the years then ended, and as disclosed in Note 1 to the accompanying unaudited financial statements as of June 30, 2009 and for the three and six months ended June 30, 2009 and 2008, our company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support our cost structure has raised doubts about our ability to continue as a going concern.  We plan to attempt to raise approximately $3.45 million in additional equity capital by selling shares in this offering and, if necessary through one or more private placement or public offerings.  However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors.  These factors, among others, may make it difficult to raise the necessary amount of capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

Factors that might cause these differences include the following:

●	the ability of the company to offer and sell the shares of common stock offered hereby;

●	the integration of multiple technologies and programs;

●	the ability to successfully complete development and commercialization of products and our company’s expectations regarding market growth;

●	the cost, timing, scope and results of ongoing research and development efforts;

●	the ability to successfully complete product research and further development;

●	the volume and profitability of product sales of future products;

●	changes in existing and potential relationships with collaborative partners;

●	the availability, cost, delivery and quality of materials supplied by contract manufacturers;

●	the timing, cost and uncertainty of obtaining regulatory approvals of our products;

●	the ability to obtain substantial additional funding;

●	the ability to develop and commercialize products before competitors that are superior to the alternatives developed by competitors;

●	the ability to retain certain members of management;

●	our expectations regarding research and development expenses and general and administrative expenses;

●	our expectations regarding cash balances, capital requirements, anticipated revenue and expenses, including infrastructure expenses;

●	our belief regarding the validity of our patents and potential litigation; and

●	other factors detailed from time to time in filings with the SEC.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

With respect to up to 15,000,000 shares of common stock to be sold by us, unless we provide otherwise in a supplement to this prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include one or more of the following:

●	working capital;

●	research and development activities;

●	repayment of debts; and

●	capital expenditures.

Our management will have broad discretion in the allocation of the net proceeds of any offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009, and as adjusted to give effect to the issuance of 15,000,000 shares offered hereby at a purchase price of $0.23 per share.

	Actual June 30, 2009	As Adjusted June 30, 2009
Current liabilities	$2,674,350	$2,174,603
Long-term liabilities	1,125,273	1,125,273

Stockholders’equity (deficit):
Preferred stock	-	-
Common stock	50,661	65,661
Additional paid-in capital	1,294,890	4,709,653
Accumulated deficit	(1,854,695)	(1,854,695)
Total Vivakor stockholders’ equity (deficit)	(509,144)	2,920,619
Noncontrolling interest	86,997	86,997
Total stockholders’ equity (deficit)	(422,147)	3,007,616
Total capitalization	$3,377,476	$6,307,492

 DILUTION

The negative net tangible book value of our company as of June 30, 2009 was ($3,637,213) or ($0.07) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock on June 30, 2009.

Our net tangible book value and our net tangible book value per share will be impacted by the 15,000,000 shares of common stock which may be sold by our company. The amount of dilution will depend on the number of shares sold by our company. The following example shows the dilution to new investors at an assumed offering price of $0.23 per share.

            We are registering 15,000,000 shares of common stock for sale by our company.  If all shares are sold at the offering price of $0.23 per share, less estimated offering expenses of $20,237, our negative net tangible book value as of June 30, 2009 would have been ($207,450) or approximately ($0.00) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.07 per share and an immediate dilution to new stockholders of $0.23 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.23
Net tangible book deficit per share before this offering	$(0.07)
Increase attributable to new investors	$0.07
Net tangible book deficit per share after this offering		$(0.00)

Dilution per share to new stockholders		$0.23

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been approved for listing and trading on the OTC Electronic Bulletin Board.   We cannot assure that any market for the shares will develop or be sustained.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Securities Authorized for Issuance Under Equity Compensation Plans

On October 23, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the 2008 Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in our company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 7,500,000 shares of our common stock which represented slightly less than 15% of our outstanding shares at the time the 2008 Plan was adopted. The 2008 Plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.  On July 27, 2009, the Board of Directors authorized the grant of options to employees to acquire 420,000 shares of our company’s common stock under the 2008 Plan.  Subsequent to the grant, there are 7,080,000 shares available to be issued under the 2008 Plan.  On July 27, 2009, the Board of Directors also authorized the grant of options to officers and directors to acquire an aggregate of 6,000,000 shares of common stock; this grant was outside of 2008 Plan.  The exercise price of all of the options granted on July 27, 2009  is $0.23 per share and the options vest on different schedules over a period of three years.

DESCRIPTION OF BUSINESS AND PROPERTY

General

Vivakor is a transdisciplinary research company that develops products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds.  We also provide contract research services for third parties.  We were originally formed as a Nevada limited liability company on November 1, 2006 and subsequently converted to a Nevada corporation on April 30, 2008.  We had no employees or significant operations from our inception through March 15, 2008.   On October 20, 2008, we effectively acquired the assets (patents and technology related to medical record bar coding and magnetic resonance imaging (MRI) systems) of HealthAmerica, Inc. by acquiring approximately 84% of HealthAmerica’s outstanding shares.  HealthAmerica has had no significant operations, within the last four years.  On February 19, 2009, we formed three subsidiaries (Vivasight, Inc., Vivathermic, Inc. and Vivaventures, Inc), all of which are inactive.

Our business model is to be a research hub focused on areas that have both an identified scientific need and a substantial market opportunity.  This approach is intended to provide the necessary environment of transdisciplinary collaboration and cross-pollination to advance research. Our company mission is to advance distinct ideas to improve the quality of life for individual patients, researchers, clinicians and consumers.  We believe that the development of substantive technologies and cures for complex human conditions, illnesses and diseases require a sophisticated approach with contribution from many areas of scientific expertise typically requiring a lengthier trajectory to market.    Our research is anchored by our relationship with collaborative partners and product-specific commercialization strategies.  From the commencement of product conception through development, we target specific commercialization strategies and expect to have collaborative partners or licensing arrangements in place for each of our products before completion.  We expect this model to provide several advantages to our shareholders, including a more efficient research and development process and a quicker time to market after completion of development.  We have commenced developing numerous products and currently have   one pending utility patent and one active provisional patent.  In October 2008, we also acquired a patented MRI software technology that we currently intend to develop.   We intend to commercialize such products, after completion of development and any required regulatory approvals, primarily through one of three methods:  a sale of the technology, licensing of the product to a manufacturer or distributor or, in some cases, by manufacturing, marketing and directly selling the products ourselves.

 Product Research Divisions

Our research efforts have been divided into four primary areas of medical and biotechnological development.  These are:

1.  Molecular Medicine. This division centers on the development of biologically relevant molecules, tests and methods and their application in the practice of medicine.

Vivakor is translating systems biology (genomics, proteomics, metabalomics, etc.) insights of the molecular and cellular basis of disease into commercializable theranostic (diagnostic/therapeutic) products. Vivakor scientists are participants in the discovery and development of new drugs and the early diagnosis of disease states. For example, Vivakor is investigating SNPs (single nucleotide polymorphisms or single point mutations) that give rise to differing response to drugs and supplements or that are linked to human disease conditions. Vivakor is especially focused on conditions and reactions affecting human skin.

This division is developing the following types of products:

●	laser poration (a unique method of gene delivery);

●	microtine dermprint allergy testing;

●	SNP detection (customer-specific genetic markers); and

●	synthetic peptide therapies and synthetic cellular immortalization.

The central aim of the molecular medicine division is cancer detection and wound healing, which we anticipate will lead to the development of customized treatments.  Our research in stem cell biology and nuclear reprogramming is a critical element in this research.

2. Electro-Optics.    This division focuses on the development of biomedical and related consumer products that that incorporate optical and electronic engineering.  We are actively designing, building and testing several new electro-optic devices to reach previously un-served or underserved areas of the biomedical device market.  Products being developed in this area include:

●	VivaSight - a digital photorefractor that is intended to modernize child vision screening

●
a label free multiplexed clinical biomolecular sensor (CBS) for the detection and diagnosis of complex human conditions (cancer, infectious diseases, cardiovascular disease, metabolic disorders, auto immune and inflammatory diseases)

●	multi-spectral imaging devices to examine burn degree and cutaneous melanoma and

●	spectroscopic devices to track wound healing and ear infection.

With the recent acquisition of HealthAmerica’s SLICES™ technology, we are adapting and upgrading this technology to produce enhanced MRI images which we expect will improve MRI resolution while providing additional data such as blood flow velocity in imaged tissues. See Products and Development Status below.  Approval has been granted from Western Institutional Review Board (20080731) to conduct human validation studies of our VivaSight technology on children.  This study is currently being conducted at The University of Iowa Hospitals and Clinics.

3. Biological Handling. Vivakor is developing commercial products for cryogengenic preservation, storage and shipping of biological materials.  We are exploring new techniques to improve methods and products employed for cryogenic preservation, storage and handling.  Our research in this area is leading to the development of products such as:

●	improved cryovials (USPTO Utility Patent # 12423998);

●	cryogenic devices for temperature maintenance and sample transport;

●	a cryogenic biopsy device (Cryopsy);

●	improved modular cryogenic freezer designs.

4. Natural and Formulary Products.      This division is particularly focused on the investigation, validation and adaptation of medical herbalism or botanical medicine.  We are investigating the healing properties of botanicals and developing supplements and pharmaceutical (both over-the-counter and prescription) products that harness the power of these natural sources.  For example, our scientists are researching certain botanical extracts for their properties in ameliorating the symptoms of the common cold.  This division has conducted a human participant study approved by Western Institutional Review Board 20071809. Products currently being developed in this area include:

●	fruit and vegetable extract for the protection of digestive system

●	fresh fruit and vegetable extract for antioxidant supplements (USPTO Provisional Patent #61093311)

●	jam and jelly formula to contain both antioxidant supplements as well as bone & cartilage supplements for healthy joints (USPTO Provisional Patent #61093311)

Contract Research Services

We also perform contract research and development in molecular biology and devices engineering. This includes contracts to perform several studies to investigate and validate topical product claims.  For example, we have developed a novel TOPICAL permeability test that measures breathability of topical products.  This test is used to assess cosmetic and cosmeceutical claims of breathability or oxygen permeability.  Contract services in the areas of mechanical engineering, electrical engineering, optical layout, and programming for instrument control and digital image analysis are also offered

Development Phases and Milestones

Our pathway for development of products follows one of two routes to commercialization.  First is a short-term path in which products for which an expedited regulatory oversight is available are rapidly pushed to the prototype and alpha testing phase.  These projects represent rapidly commercializable technologies and products that will have the potential to generate revenue quickly.  Second is a long-term path in which more involved and complex projects are developed.  These products typically require substantial regulatory oversight or approval.  We anticipate that cash flow generated by the short-term projects will help to fund the long-term projects.  These longer incubating projects characteristically represent breakthrough technologies with more risk but higher revenue potential.  See Risk Factors.

The following table outlines the general phases of development and milestones for each of our product candidates.

VIVAKOR R&D Product Pipeline Steps & Phases

L I C E N S I N G P A R T N E R S C H O S E N	Phase 0	Step 1	Targeted Brainstorming/Idea Generation
		Step 2	Analysis & Protection of Intellectual Property
		Step 3	Idea Selection
	Phase I	Step 4	Apply for Public Monies and Grants
		Step 5	IP Protection Review
		Step 6	Technology Proof-of-concept (SBIR Phase I)
		Step 7	Prototype Design & Build (SBIR Phase I)
		Step 8	Laboratory (in vitro) Prototype Testing (SBIR Phase I/Phase II)
	Phase II	Step 9	IP Protection Review
		Step 10	Regulatory Documentation and Filing (IRB, IDE, 510K, FDA)
		Step 11	Trial Product Validation using in vivo Model (SBIR Phase II)
		Step 12	Small Scale Trial Product Validation using Human Cohort (SBIR Phase II)
		Step 13	Statistical Review & Consumer Feedback on Trial Product
		Step 14	Small Scale Alpha-Test & Evaluation of Test Product (SBIR Phase II)
	Phase III	Step 15	Field Beta-Test & Evaluation of Test Product (SBIR Phase III)
		Step 16	IP Protection Review
		Step 17	Design for Production & Manufacture
		Step 18	Pre-Manufacturing Model Product
		Step 19	Manufacture Tooling & Assembly
		Step 20	Manufactured Product Specification Verification
		Step 21	Product for Sale

Products

Clinical Biomolecular Sensor (CBS) Technology.  Our CBS technology design is based on the ability to enable clinicians and scientists to detect many biological molecules (DNA, RNA, protein) simultaneously and in parallel. Important applications of this technology are found in the research, diagnosis, and treatment of numerous molecular conditions (cancer, infectious disease, autoimmune disorders, heart disease, etc.).  Common applications in cancer related fields include the identification of biomarkers that may be indicative of a particular cancer diagnosis or prognosis.  Biomarkers identified by antibody (Ab) arrays can also be used as surrogate markers of drug response. There is much knowledge to be gained using Ab arrays for the molecular profiling of tumors as a diagnostic tool. The use of complex molecular profiling in the clinic may lead to more comprehensive, accurate and contextualized results than tests based on the assay of a single protein. Our CBS are expected to be fast, convenient, and sensitive enough for clinical use at the bedside or within the immediate clinical point-of-care. CBS results are generated in seconds, rather than after hours of processing in the laboratory. Sensor chips can be designed to be disposable and reusable options will also be explored.  We are currently establishing joint-development partnerships to continue the evolution of this technology which is in Phase I of the development process.

SLICES™.  Our acquisition of HealthAmerica’s SLICES™ technology will provide a technology platform for optimization and adaptation by our scientists.  This patented technology has received FDA 510(k) clearance and it is intended that this technology will enhance the resolution of images resulting from MRI.  The underlying algorithm may be useful in the determination of blood flow velocity measures in imaged tissues.  Such information would be valuable in accessing areas of blood flow constriction from plaques or other hematologic deposits.  This information could help physicians better diagnose, predict and assess stroke and related diseases involving blood flow obstruction.  This technology is currently in phase II of the development process and our scientists are attempting to streamline and adapt this algorithm and accompanying software to meet current MRI standards and practices.  See “Risk Factors”.

VivaSight (Digital PhotoRefractor or DPR). We have developed a device that will modernize screening of pre-verbal and pre-literate children for ocular disorders.  This type of screening is increasingly required by state governments prior to enrollment in the public school system.  Our scientists are collaborating with physicians and clinicians at University of Iowa Hospitals & Clinics Department of Ophthalmology & Visual Sciences to develop a clinic-ready device.

Data from the National Eye Institute (NEI) states that 2.3 million children have undiagnosed eye disorders that can lead to blindness if left untreated.  Amblyopia, commonly known as “lazy eye”, is the leading cause of monocular vision loss in the 20 to 70+ age range.  It causes more vision loss than diabetic retinopathy, glaucoma, macular degeneration, and cataracts. Amblyopia occurs when the optical powers of the two eyes are different and the brain favors the visual signal from one eye, functionally ignoring the vision in the amblyopic eye. According to the NEI, an estimated 300,000 to 750,000 children between the ages of three to five suffer from amblyopia.  Visual acuity develops principally during the pre-school years, from birth to about five years old, as a child’s visual experience molds its genetic blueprint into its adult visual sensory system. If treatment is not initiated during the visual maturation period, the prognosis for normal visual development is poor.  Amblyopia can be reversed and cured if it is detected and treated during the critical visual development period. Unfortunately, less than 21% of preschool children receive some form of vision screening each year. Even those who are screened are often improperly screened by a general health practitioner, pediatrician or screening volunteer due to inadequate experience and lack of equipment or techniques for an assiduous exam. Some children receive proper eye exams once they start school; unfortunately by then it may be too late to effectively treat amblyopia.

Our DPR has been designed with ongoing end-user input to produce a device that will readily penetrate and gain wide acceptance in the vision screening market.  Most importantly our DPR offers all screening programs a low cost device with a high sensitivity and specificity. This device will streamline the screening process by the following: 1) Eliminate recurring cost of Polaroid film, 2) Instantaneously image a subject across two meridians of strabismus and refractive error,  3) Detect improper subject fixation, 4) Digitize and automate the interpretation process, 5) Quantify the image interpretation and adjust the referral criteria based upon screening demographics to achieve predetermined levels of sensitivity and specificity, and 6) Give an instant refer/do not refer response to the screener.  This device is currently in clinical testing and is in Phase II of the development process.  On May 5, 2009, the National Institute of Health through the National Eye Institute awarded us a Phase I Small Business Innovation Research Award grant in the amount of $112,912 to conduct research related to the development of the our DPR and the detection of amblyogenic risk factors.

VivaThermic CryoVial Technology. We are actively developing the technologies required for the cryopreservation of diverse biological samples with improved recovery of viable cells post-cryopreservation. Emphasis has been placed on strategies to eliminate the variations and time delays experienced in the current biopsy and tissue preservation procedure by integrating a cryogenic freezing capacity into the biopsy device.

Critical advancements in biological sample preservation are evolving. We have developed specialized cryovials that accommodate an improved method of cryopreservation of cells, blood, and other bio-materials. When cryopreserving biological materials, the rate of cooling is the main factor affecting the cell viability. Material choice and design features of cryovials are critical parameters affecting the cooling rate. Existing cryovials do not allow for rapid freezing. They are usually manufactured from conventional polypropylene which is a poor thermally conductive material. In addition, they offer no special design features to enhance heat transfer.

Our cryovials benefit from better designs and improved use of materials resulting in better performance during the freezing and thawing process.  The target markets for our cryovials include clinical laboratories, hospitals, fertility clinics, veterinarians, agribusiness, animal breeding and research laboratories.  Sales of this product commenced in the first quarter of 2009.

Cryopsy Device.  Our Cryopsy will freeze the tissue specimens to cryogenic temperature below minus 132°C immediately after tumor excision and then transfer the tissue specimens directly to the specimen holder embedded in the freezing chamber. As such, the tissue specimens will be frozen to minus 132° C or below within 1 min after excision. Cryopsy will ensure very minimal time delays so that no significant biochemical alternation occurs in tissues. By freezing the specimens to minus132°C or below, Cryopsy will also stop not only any enzymatic reaction but also all signaling degradation. In this way, Cryopsy will preserve proteins, RNA, and DNA in tissue specimens and provide accurate and repeatable information about signal transduction pathways, molecular drug targets and biomarkers. Moreover, the practice of biopsy will be standardized. Variations in sample size, cooling rate, temperature and time intervals will be minimized and all of the parameters will be held constant over time. Furthermore, Cryopsy will be a user-friendly and hand-held device such that the collection, handling and storage of tissue samples can be done by the physician in the clinic.  This product is in Phase I of the development process.

VivaBlend (USPTO Provisional Patent#61093311). Our proprietary balanced blend of more than 18 different sources of  phytochemical extracts from antioxidant rich bioactive fruits and vegetables tested by the USDA that can be added to many consumer foods, drinks and nutraceuticals as a convenient daily source of important antioxidants and other critical bioactive phytochemicals.  Sales of this product commenced in the second quarter of 2009.

RejuviCeuticals (USPTO Provisional Patent #61093311). These are a family of nutraceutical products containing our VivaBlend in combination with other supplements and vitamins for use by people with specific conditions or disease states.  The delivery method of these RejuviCeuticals include foods such as: jams, drinks, chips, etc.  This product is in Phase II of the development process.

VivaGastroProtect.  This is a proprietary brand of dietary supplements to be used for the protection of the digestive system as well as for the prevention of infection and associated gastric ulcers.  This natural extract derived from fruits and vegetables will be delivered in a convenient way to take the supplement.  This product is in Phase I of the development process.

CryoKeeper/Carrier A device designed for the storage and transport of specimens maintaining temperatures at or below -130°C for up to one hour in a room temperature environment.  This product is in Phase II of the development process

VivaPlate Composite multi-well microplate for rapid temperature response.  This product is in Phase I of the development process.

VivaCycler. Individually controlled high throughput heating and cooling device.  This product is in Phase I of the development process.

VivAuris  This is a stand-alone device able to detect possible ear infection and transmit results of an improving or diminishing condition.  This unit is a hand-held unit, easy to use and affordable.  This product is in Phase II of the development process.

VivaGlobin It is known that the degree of skin redness can be indicative of several skin conditions.  This device enables a researcher or clinician to measure and track skin redness for anemia and cutaneous hemoglobin detection.  This product is in Phase II of the development process.

VivaCro. Vivakor is currently developing a vegetation health monitor.  This product is in Phase I of the development process.

Suppliers

We expect to buy materials for our products from a multitude of suppliers, and do not expect to be dependent on any one supplier or group of suppliers. The raw materials used in our products will generally include chemicals, plastics, vitamins, fruits/vegetables, electronic and optical components and biologics, and packaging. We expect that these raw materials will be generally readily available at competitive, stable prices from a number of suppliers. Certain raw materials will be produced under our specifications.  These materials may be limited by supply and may be subject to delays in production and delivery which could delay or interfere with our ability to produce and deliver products.  We intend to closely monitor these materials to maintain adequate supplies.

Seasonality

We do not expect our business to experience seasonality in sales or revenue. However, our products or contract research services may be sold primarily to, or our revenue derived from, researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies. To the extent that our customers experience increases, decreases or delays in funding arrangements, and to the extent that any of our customers’ activities are slowed, such as during vacation periods or due to delays in the approval of governmental budgets, we may experience fluctuations in sales volumes throughout the year or delays from one period to the next in the recognition of sales.

Competition

We face competition from medical product and biotechnology companies, as well as from universities and non-profit research organizations.   Many emerging medical and biotechnology product companies have corporate partnership arrangements with large, established companies to support the research, development, and commercialization of products that may be competitive with our products. Many of our existing or potential competitors have substantially greater financial, research and development, regulatory, marketing, and production resources than we have. Other companies may develop and introduce products and processes competitive with or superior to those of ours. See Risk Factors.

For our products, an important factor in competition is the timing of market introduction of our products or those of our competitors’ products. Accordingly, the relative speed with which we can develop products, complete the regulatory clearance processes and supply commercial quantities of the products to the market is an important competitive factor. We expect that competition among products cleared for marketing will be based on, among other things, product efficacy, safety, reliability, availability, price, and patent position.

Patents and Proprietary Rights

We regard the establishment of a strong intellectual property position in our technology as an integral part of the development process. We will attempt to protect our proprietary technologies through patents and intellectual property positions in the United States as well as major foreign markets.  We currently have one pending utility patent and one active provisional patent.  In October, 2008, we also acquired a patented MRI software technology that we currently intend to develop.   Provisional patents are not reviewed by the USPTO and do not result in the issuance of patents. Due to a lack of funds, we allowed 13 of our previously filed provisional patent applications to expire. We must file regular patent applications in order to obtain any long-term proprietary rights in our inventions and technology.  Where possible, we plan to file new provisional patent applications in the future when we have adequate funding to do so; however, we cannot guarantee that we will have sufficient resources to file patent applications on all of our proprietary inventions, or that if filed, such patent applications will actually result in the issuance of patents.  See “Risk Factors”.

Even if we were awarded patents, the patent position of biotechnology and medical device firms, including our company, generally is highly uncertain and may involve complex legal and factual questions. Potential competitors may have filed applications, or may have been issued patents, or may obtain additional patents and proprietary rights relating to products or processes in the same area of technology as that used by our company. The scope and validity of these patents and applications, the extent to which we may be required to obtain licenses thereunder or under other proprietary rights, and the cost and availability of licenses are uncertain. We cannot assure you that our patent applications will result in additional patents being issued or that any of our patents will afford protection against competitors with similar technology; nor can we assure you that any of our patents will not be designed around by others or that others will not obtain patents that we would need to license or design around.

We also rely upon unpatented trade secrets. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets, or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets.

We require our employees, consultants, advisers, and suppliers to execute a confidentiality agreement upon the commencement of an employment, consulting or manufacturing relationship with us. The agreement provides that all confidential information developed by or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual will be the exclusive property of our company. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets in the event of an unauthorized use or disclosure of such information.  See “Risk Factors”.

Government Regulation

Most aspects of our business and product candidates are subject to some degree of government regulation. As a developer of medical and biotechnology products, we are subject to extensive regulation by, among other governmental entities the FDA.  In addition prior to any sales of our product candidates we will be required to comply with the rules and regulations of state, local and foreign regulatory bodies in jurisdictions in which we desire to sell our products. These regulations govern the introduction of new products, the observance of certain standards with respect to the manufacture, safety, efficacy and labeling of such products, the maintenance of certain records, the tracking of such products and other matters.

Failure to comply with applicable federal, state, local or foreign laws or regulations could subject us to enforcement action, including product seizures, recalls, withdrawal of marketing clearances, and civil and criminal penalties, any one or more of which could have a material adverse effect on our business. We believe that we are in substantial compliance with such governmental regulations. However, federal, state, local and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot assure you that such changes will not have a material adverse effect on our company.

For some of our product candidates, and in some countries, government regulation is significant and, in general, there is a trend toward more stringent regulation. In recent years, the FDA and certain foreign regulatory bodies have pursued a more rigorous enforcement program to ensure that regulated businesses like ours comply with applicable laws and regulations. We devote significant time, effort and expense addressing the extensive governmental regulatory requirements applicable to our business. To date, we have not received any notifications or warning letters from the FDA or any other regulatory bodies of alleged deficiencies in our compliance with the relevant requirements, nor have we recalled or issued safety alerts on any of our products. However, we cannot assure you that a warning letter, recall or safety alert, if it occurred, would not have a material adverse effect on our company.

Research and Development

We incurred $443,107 and zero on research and development activities in the fiscal years ended December 31, 2008 and 2007 respectively.  For the six months ended June 30, 2009 we incurred $582,571 in research and development expenses. We expect to continue ongoing research and development activities for the foreseeable future and expenses for the year ended December 31, 2009 are expected to increase from 2008 as we expand our research and development efforts.  We face a number of risks in moving our technology through research, development and commercialization. We have never been profitable on an annual basis and have incurred net losses of $1,854,695 through June 30, 2009. We do not anticipate profitability in the short term and will continue to require external funding, either from key corporate partnerships and licenses of our technology or from the private or public equity markets, debt from banking arrangements or some combination of these financing vehicles.

Employees

Effective July 31, 2009, we laid off two full-time employees due to a lack of capital.  One of the employees was engaged in research and development activities and the other was engaged in both administrative and research and development activities.  Once we have sufficient capital, we plan to rehire or replace those employees.  As of August 12, 2009, we had one full-time employee (the Chief Executive Officer) and two part-time employees (our Chairman and our CFO).  Our CEO is engaged in both research and development and executive management activities.  Our Chairman and our Chief Financial Officer have had all of their cash compensation accrued and have worked for us on a part-time basis through the second quarter 2009.   As we expand our research and operating activities, the percentage of time they devote to our company is expected to increase and it is planned that these will become full-time positions in 2009.  We estimate that the successful implementation of our growth plan would require between six and ten additional employees by the end of fiscal year 2009. We also plan to continue to retain and utilize the services of outside consultants as the need arises.  None of our employees are represented by any collective bargaining unit.

Description of Property

We currently lease approximately 3,000 square feet of office space at 2590 Holiday Road, Suite 100, Coralville, Iowa, as our principal offices. The current lease term is from August 1, 2008 and ending on July 31, 2010, at a monthly base rent of $3,700 throughout the term. We believe these facilities are in good condition, but that we may need to expand our leased space as our research and development efforts increase or if we decide to manufacture and market any of our product candidates.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion of our financial condition and results of operations should be read in conjunction with (i) our audited financial statements as of December 31, 2008 and 2007 and for the fiscal years then ended and (ii) the unaudited financial statements for the three and six month periods ended June 30, 2009 and 2008 that appear elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.  For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 2.

Plan of Operation

The Company plans on becoming a significant transdisciplinary biomedical/biotechnology company involved in the discovery, development and commercialization of a broad range of medical devices and pharmaceuticals to improve human health.

We intend to develop, manufacture and sell directly or indirectly through collaborative partners, the following types of products:

PRODUCT	R&D PHASE	DESCRIPTION
VivaThermic Vials	Phase III	Centrifugable and autoclavable vials for cryopreservation
CryoKeeper/Carrier	Phase II	Device for the storage & transport of specimens at cryogenic temperatures
Vivaplate	Phase I	Composite multi-well microplate for rapid temperature response
VivaCycler	Phase I	Individually controlled high throughput heating and cooling device
VivaSight	Phase II	Digital PhotoRefractor for children's vision screening
VivAuris	Phase II	Device for middle ear redness detection
VivaGlobin	Phase II	Device for anemia and Cutaneous hemoglobin detection
Cryopsy	Phase I	Device for cryogenic biopsy collection of visceral lesions
VivaBlend	Phase III	Fresh fruits & vegetables extract for antioxidant supplements
RejuviJam	Phase II	Jam & Jelly with antioxidants and bone & cartilage supplements
VivaGastroProtect	Phase I	Fruits and vegetables extract for the protection of digestive system
VivaCrop	Phase I	Vegetation health monitor
Clinical Biomolecular Sensor	Phase I	In vitro diagnostic device used at the point of care
SLICES	Phase II	MRI enhancement software

We also plan to continue to provide contract research and development services in molecular biology, device engineering and other areas.  We commenced providing contract research and development services in the first quarter of 2008.  During the first quarter 2009, we commenced sales of the VivaThermic vials and we commenced sales of VivaBlend in the second quarter of 2009.

Liquidity and Capital Resources

Six Months Ended June 30, 2009

At June 30, 2009, we have $51,578 in cash and cash equivalents and our current liabilities consisted of $144,215 in accounts payable, $572,768 in accrued wages and benefits payable, which consists primarily of unpaid compensation to our two officers and the Executive Chairman, $20,300 in deferred grant revenue, $380,660 in loans and advances payable to related parties, a $154,747 grant payable and a $1,401,660 note payable.  The $154,747 grant payable would be payable only upon the occurrence of certain events, including the completion of an Initial Public Offering.  The $1,401,660 note payable was incurred in connection with the acquisition of HealthAmerica and requires payments in $25,000 monthly increments plus, every 90 days, our company is required to make additional note payments equal to 10% of the gross proceeds received from any sales of equity or debt securities and, to date, we have been unable to pay all of the required scheduled payments under the agreement.

For the six months ended June 30, 2009, net cash used in operating activities was $86,091 and included our $815,717 net loss for the six months ended June 30, 2009, adjusted for depreciation and amortization charges of $384,656, the write off of previously capitalized deferred offering costs of $111,316, interest added to note payable balances of $39,241, and changes in operating assets and liabilities offset by deferred income taxes of $129,839. Net cash used in operating activities was $13,892 during the six months ended June 30, 2008 and included our net loss of $87,713, adjusted for depreciation and amortization charges of $1,148, offset by changes in operating assets and liabilities.

Net cash used in financing activities was $8,000 for the six months ended June 30, 2009, and resulted from note payable payments. Net cash provided by financing activities was $45,065 for the six months ended June 30, 2008, and resulted from sales of common stock.

No cash was provided by investing activities during the six months ended June 30, 2009 During the six months ended June 30, 2008, $29,077 in cash was used by investing activities due to purchases of furniture and equipment.

Year Ended December 31, 2008

At December 31, 2008, we have $145,669 in cash and cash equivalents and our current liabilities consisted of $136,920 in accounts payable, $298,496 in accrued wages payable to our two officers and the Executive Chairman, $343,331 in loans and advances payable to related parties, a $150,222 grant payable and a $1,481,648 note payable.  The $150,522 grant payable would be payable upon the occurrence of certain events, including the completion of an Initial Public Offering.  The $1,481,648 note payable was incurred in connection with the acquisition of HealthAmerica and requires payments in $25,000 monthly increments plus, every 90 days, our company is required to make additional note payments equal to 10% of the gross proceeds received from any sales of equity or debt securities and, to date, we have been unable to pay all of the required scheduled payments under the agreement.

For the year ended December 31, 2008, net cash provided by operating activities was $26,859 and included our $1,028,460 net loss for the year, adjusted for depreciation and amortization charges of $138,259, non-cash stock compensation charges of $339,102, interest added to note payable balances of $18,226, amortization of the discount on a note with the beneficial conversion feature of $18,761 and changes in operating assets and liabilities offset by the minority interest in the net loss of our consolidated subsidiary of $3,328. Net cash provided by operating activities was zero during the year ended December 31, 2007 and included our $20,500 net loss for the year offset by changes in operating assets and liabilities.

Net cash used in investing activities was $43,431 for the year ended December 31, 2008, and resulted from purchases of fixed assets of approximately $39,731 and a long-term deposit of $3,700. No cash was provided by investing activities during 2007.

For the year ended December 31, 2008, net cash provided by financing activities totaled $162,241 reflecting proceeds from a $150,000 grant and $58,195 net proceeds from sales of common stock, offset by the payment of $15,954  in deferred offering costs and $30,000 on a note payable. No cash was provided by financing activities during 2007.

The Company commenced a capital formation activity to submit a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 15,000,000 shares of newly issued common stock at an offering price of $0.23 per share for proceeds of up to $3,450,000.   The Registration also registered 5,133,000 of our company’s outstanding shares of common stock for resale on behalf of selling stockholders, for which our company will not receive any of the proceeds from sales of these shares.  The Registration Statement on Form S-1 was filed with the SEC on November 25, 2008 and declared effective on December 22, 2008.  On March 3, 2009, our company announced that it had sold 14,734,783 shares of common stock and de-registered 265,217 shares of common stock. Of the shares sold, the holder of the note payable (original amount $1.5 million) incurred in connection with the HealthAmerica acquisition purchased 434,783 shares in exchange for a $100,000 reduction of the debt. The Company had received subscription agreements to purchase the remaining 14,300,000 shares, but, as of March 31, 2009, had not received any of the purchase price for such shares and, on April 2, 2009 cancelled and terminated each of the subscription agreements, with the consent of the subscribers.  The Company then terminated the public offering and deregistered all unsold shares, aggregating 14,300,000 shares. The Company will not offer or sell any additional shares of common stock pursuant to this registration statement.  The 5,133,000 shares of common stock that were registered for resale by existing shareholders continue to be registered for resale and were not subject to the de-registration; however, our company will not receive any of the proceeds of such sales.

We do not have sufficient cash on hand to fund our administrative and other operating expenses or our proposed research and development and sales and marketing programs for the next twelve months.  During the six months ended June 30, 2009, we obtained a research grant for approximately $112,000, we entered into distribution agreements with distributors in India and Japan for the sale of our cryovials and we commenced taking CryoVial orders and we also commenced sales of VivaBlend; however, until we have sufficient cash to prepare marketing materials and purchase product samples, we do not expect significant revenues from product sales.  In order to meet our obligations as they come due and to fund the development and marketing of our or products, we will require significant new funding to pay for these expenses. We might do so through loans from current stockholders, public or private equity or debt offerings, grants or strategic arrangements with third parties.  There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

We have no material commitments or contractual purchase obligations for the next twelve months other than the monthly rental payments of $3,700 on the facilities lease that expires July 10, 2010, plus an equipment lease and a service contract that require aggregate monthly payments of $146 that total  $4,927 through May 2012.

Results of Operations

Comparison of the Six Months Ended June 30, 2009 and 2008

For the six months ended June 30, 2009, we had a net loss of $815,717 compared to a net loss of $87,713 for the corresponding prior year period, primarily due to increased research and administrative expenditures in 2009 and due to the write off of abandoned offering costs in the six months ended June 30, 2009.  Note also from our inception through March 15, 2008, we had no significant operations.

We commenced CryoVial and VivaBlend product sales in 2009, accordingly, during six months ended June 30, 2009, product sales revenue totaled $20,287, compared to zero product sales revenue during six months ended June 30, 2008.  During the six months ended June 30, 2008, we had $145,000 in research services revenue compared to zero for six months ended June 30, 2009.  In 2009, the National Institute of Health through the National Eye Institute awarded us a Phase I Small Business Innovation Research Award grant related to the development of our digital photorefractor and we recognized $74,700 in grant revenue during the six months ended June 30, 2009 compared to zero in 2008.

For six months ended June 30, 2009, cost of sales totaled $15,491, compared to $74,749 for the six months ended  June 30, 2008.  The change is due to the change in both the volume and mix of revenues as noted above.

Our research and development expenses for the six month period ended June 30 increased from $87,675 in 2008 to $582,571 in 2009.  These increase was primarily due to the increase in patent cost amortization related to patents acquired in October 2008 from zero per quarter in 2008 to $185,485 per quarter in 2009.  There was also an increase in research and development activity during the six months ended June 30, 2009 due to the longer operational period in 2009 as we were inactive prior to March 15, 2008.

The patent costs amortization noted above resulted in a deferred tax benefit of $129,839 for the six months ended June 30 2009. Since there was no patent amortization through June 30, 2008, there was no associated tax benefit.

Our general and administrative expenses for the six month period ended June 30 increased from $70,289 in 2008 to $291,433 in 2009 primarily due to the increase in compensation expense related to our Chairman and CFO, who work on a part-time basis and were required to spend more time working for us in 2009 compared to 2008.  Since we were inactive prior to March 15, 2008, there was a longer operational period during the six months ended June 30, 2009 compared to 2008.

During the six months ended June 30, 2009 we also expensed $111,316  in offering costs related to the terminated Registration Statement on Form S-1 that was originally filed on November 25, 2008.

We had no interest bearing debts prior to June 30, 2008, accordingly, interest expense was $19,606 and $39,241 for the three and six months ended June 30, 2009 compared to zero in 2008.  The interest bearing debts incurred on or after June 30, 2008 are related to the acquisition of HealthAmerica, related party loans and a grant that we expect to repay.

Comparison of Years Ended December 31, 2008 and 2007

During the year ended December 31, 2008, our company commenced providing research and development services and internal research and development activities.  Research revenues totaled $194,700 during 2008.  For the year ended December 31, 2008, the cost of research services provided totaled $122,321 and research and development expenses, which consisted primarily of payroll and related expenses, patent cost amortization and lab supplies, totaled $443,107.  General and administrative expenses during this period totaled $328,251 and consisted primarily of payroll, and office expenses. Interest expense totaled $36,987 during the year ended December 31, 2008.

We also incurred noncash compensation expense of $339,102 primarily as a result of our acquisition of approximately 84% of the outstanding stock of HealthAmerica on October 20, 2008. The compensation expense arose because HealthAmerica was partially owned by one of our directors and one of our officers.   The HealthAmerica transaction also resulted in $123,656 in patent cost amortization expense, which is included in research and development expense, the related deferred tax benefit of $43,280 and a $3,328 minority interest in HealthAmerica’s loss for the period.

We did not generate any revenue from November 1, 2006 (inception) to December 31, 2007.  For the year ended December 31, 2007 our expenses were $20,500.  Expenses consisted of consulting fees and reimbursements payable to the founding member/stockholder and administrative expenses.   As a result, we have reported a net loss of $20,500 for the year ended December 31, 2007, which was also our total net loss from inception on November 1, 2006 through December 31, 2007.

Going Concern

Our registered independent accounting firm expressed substantial doubt as to our ability to continue as a going concern in its report for the fiscal year ended December 31, 2008 based on the fact that we do not have adequate working capital to finance our day-to-day operations.  Our continued existence depends upon the success of our efforts to raise additional capital necessary to meet our obligations as they come due and to obtain sufficient capital to execute our business plan. We intend to obtain capital primarily through issuances of debt or equity or entering into collaborative arrangements with corporate partners. There can be no assurance that we will be successful in completing additional financing or collaboration transactions or, if financing is available, that it can be obtained on commercially reasonable terms.  If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.  Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Vivakor, Inc., and, beginning October 20, 2008, its majority owned subsidiary, HealthAmerica, Inc. (“HealthAmerica”), a Nevada corporation, and, beginning February 20, 2009, its wholly owned subsidiaries Vivasight, Inc., Vivathermic, Inc. and Vivaventures, Inc..  On October 20, 2008, our company acquired approximately 84% of HealthAmerica’s outstanding shares and on February 20, 2009, the company formed Vivasight, Inc., Vivathermic, Inc. and Vivaventures, Inc.,  all of which are currently inactive.  All intercompany transactions have been eliminated in consolidation.

Impairment of Long-Lived Assets

Long-lived assets, which primarily consist of equipment, furniture, leasehold improvements and patents, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has not recognized any impairment loss for long-lived assets since its inception.

Revenue Recognition

The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured. The Company recognizes revenue from research contracts as services are performed under the agreements.  The Company records grant revenues as the expenses related to the grant projects are incurred.

The above listing is not intended to be a comprehensive list of all of our accounting policies. See our audited financial statements and notes thereto which begin on page F-1 of this Registration Statement, which contain accounting policies and other disclosures required by accounting principles generally accepted in the U.S.

New Accounting Pronouncements

Effective January 1, 2009, our company implemented Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB No. 51.” This Statement changes the accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to previously as minority interest). HealthAmerica, Inc. is our company’s only subsidiary that has a noncontrolling interest. The noncontrolling interest loss of $9,982 for the six months ended June 30, 2009 and $4,991 for the three months ended June 30, 2009  is included in net loss on our company’s consolidated statement of operations; there was no noncontrolling interest loss in the first or second quarter of 2008. In addition, the amount of consolidated net loss attributable to both our company and the noncontrolling interest are shown on our company’s consolidated statement of operations. Noncontrolling interest related to HealthAmerica totaled $86,997 and $96,979 at June 30, 2009 and December 31, 2008, respectively. These amounts have been reclassified as noncontrolling interest in the equity section of our company’s consolidated balance sheets.

On May 28, 2009, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 165, Subsequent Events. This Statement is effective for interim and annual periods ending after June 15, 2009 and was adopted by our company in the quarter ended June 30, 2009.  This Statement is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued.  This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented.  The adoption of this statement did not have any effect on our company’s accounts; however it did result in additional disclosures not previously provided in our company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the AICPA do not or are not believed by management to have a material impact on our company's present or future financial statements.

OUR MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

Directors

Matthew Nicosia, age 35, has served as a director of our Company since November, 2006.  From 2000 to 2007, prior to joining our company as Executive Chairman of the Board, Mr. Nicosia was the founder and Chief Executive Officer and served as a director of Dermacia, Inc. While founding Dermacia, Inc., in 2002, Mr. Nicosia, co-founded Quantum Sphere, Inc. and served as a director until 2004.  Mr. Nicosia also currently sits on the Board of Directors and is a principal of Integrity, Equity, and is a director of several private companies. Mr. Nicosia received his Bachelor of Arts degree from Brigham Young University and an MBA degree from Pepperdine University.  Mr. Nicosia had been an executive officer and director of Dermacia, Inc., a private medical cosmetic company.  In 2008 Dermacia became insolvent and was subject to foreclosure proceedings by its principal creditor.

Dr. Tannin Fuja, PhD, age 33, has served as a director and as Chief Executive Officer of our Company since March, 2008. Prior to joining our company, from 2004 to 2006, Dr. Fuja headed the Molecular and Cell Biology Research Group at the National Center for Voice and Speech, and was a Member of the Scientific Advisory Board for Dermacia, Inc. and served as an adjunct assistant professor in the Department of Speech Pathology and Audiology at the University of Iowa. From 2004 through the present, Dr. Fuja is a Member of the University of Iowa Center on Aging.  From 2005, through the present, Dr. Fuja serves as a Member of the Holden Comprehensive Cancer Center.  From 2006 through the present, Dr. Fuja serves as an Adjunct Professor in the Department of Anatomy and Cell Biology at Carver College of Medicine, University of Iowa. Dr. Fuja received his Bachelors of Science degree from Brigham Young University, a certificate in Human Subject Research Ethics from the University of Washington (Seattle) and his Doctorate in Biological Sciences in the Department of Developmental and Cell Biology from the University of California, Irvine.

Executive Officers

Name	Age	Position
Matthew Nicosia	35	Executive Chairman of the Board
Dr. Tannin Fuja, PhD	32	Chief Executive Officer, President, Chief Scientist
Ed Corrente	47	Chief Financial Officer

Ed Corrente, age 47, is a Certified Public Accountant and has been a consultant to our Company, acting as CFO since March 2008 and became an employee of our company, serving as the Chief Financial Officer since September, 2008, working on a part-time basis.  Prior to joining our company, from October, 2007 to September 2008, Mr. Corrente was employed as the Chief Financial Officer of Dermacia, Inc., a private medical cosmetic company that was insolvent and was subject to foreclosure proceedings by its principal creditor. From October 2006 to September 2007 he was a consultant to Dermacia.  Between December 2000 and April 2007, Mr. Corrente was the Chief Financial Officer and Vice President of Finance for Thuris Corporation and Accenx Technologies, Inc.  He was previously with Ernst and Young for approximately 16 years, working in its Toronto, Canada and Orange County, California offices.  Mr. Corrente is a member of the American Institute of Certified Public Accountants and the California Society of CPA’s.  Mr. Corrente obtained his Bachelors degree at the University of Toronto, Canada.

Family Relationships.  There are no family relationships among the directors and executive officers of the company.

Code of Conduct and Ethics.  We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics is posted on our website at www.vivakor.com. The code of business conduct and ethics may be also obtained free of charge by writing to Vivakor, Inc., Attn: Chief Executive Officer, 2590 Holiday Road, Suite 100, Coralville, Iowa 52241.

Executive Compensation

Summary Compensation Table.  The following summary compensation table sets forth certain information concerning compensation for services rendered in all capacities during our past two fiscal years awarded to, earned by or paid to our Chief Executive Officer and our other two highest paid executive officers during the last fiscal year (the Named Executives) for the last two fiscal years.

					(1)
Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total Compensation
Dr. Tannin Fuja, PhD	2008	$205,863	$0	$0	$0	$205,863
Chief Executive Officer	2007	0	0	0	0	0
President, Chief Scientist

Matt Nicosia (2)	2008	$93,000	$0	$0	$245,272	$338,272
Chairman of the Board	2007	0	0	0	0	0

Ed Corrente (2)	2008	$69,063	$0	$0	$93,735	$162,798
Chief Financial Officer	2007	0	0	0	0	0

(1)
An officer and director purchased HealthAmerica shares at price per share that was lower than the price per share paid by Vivakor for the HealthAmerica shares it purchased.  These amounts include the difference between the price per share paid by the executives and the price per share paid by Vivakor multiplied by the number of shares purchased by the executives. The difference is recorded as a noncash stock compensation expense in the accompanying financial statements for the year ended December 31, 2008.  In connection with Vivakor’s acquisition of approximately 84% of HealthAmerica’s outstanding common stock, the shareholders of HealthAmerica received Vivakor common shares. These amounts also include the value of the Vivakor shares received by these executives as part of the HealthAmerica transaction.

(2)	Worked on a part-time basis and entire salary earned in 2008 has been accrued and is unpaid.

Compensation of Other Named Executives.   None of our Named Executive Officers are currently employed under employment agreements

Outstanding Equity Awards at Fiscal Year End.  There were no outstanding equity awards as of December 31, 2008.

2008 Stock Incentive Plan.  On October 23, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the 2008 Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in our company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 7,500,000 shares of our common stock which represented slightly less than 15% of our outstanding shares at the time the 2008 Plan was adopted. The 2008 Plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.   As of August 12, 2009, 420,000 options had been granted and are outstanding under the 2008 Plan and an additional 6,000,000 options unrelated to the plan are also outstanding.

 Compensation of Non-Employee Directors.  We currently have no non-employee directors and no compensation was paid to non-employee directors in the fiscal year ended December 31, 2008.  We intend during 2009 to identify qualified candidates to serve on the Board of Directors and to develop a compensation package to offer to members of the Board of Directors and its Committees.

Audit, Compensation and Nominating Committees

As noted above, our common stock has been approved for listing and trading on the OTC Electronic Bulletin Board, which does not require companies to maintain audit, compensation or nominating committees. Considering the fact that we are an early stage company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors which currently consists of two members, none of whom is considered independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders, Directors, Nominees and Executive Officers and Related Stockholder Matters

The following table sets forth, as of August 12, 2009, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executives (see “Executive Compensation – Summary Compensation Table”), and (iv) our directors and executive officers as a group.   Unless otherwise indicated, the address of each shareholder is c/o our company at 2590 Holiday Road, Suite 100, Coralville, Iowa 52241.

	Number of Shares		Percent of
Beneficial Owner	Beneficially Owned (*)		Class (**)
NFG Inc.	22,480,219	(a)	44.4%
Dr. Tannin Fuja, PhD	16,975,000		33.5%
Matt Nicosia	785,000	(b)	1.5%
Ed Corrente	1,587,500	(c)	3.1%

All directors and officers as a group	19,342,500		37.6%
(3 persons)

(*)
Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 12, 2009 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.  Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

(**)
Percent of class is calculated on the basis of the number of shares outstanding on August 12, 2009 (50,660,660), plus the number of shares the person has the right to acquire within 60 days of August 12, 2009.

(a)
All of NFG’s outstanding shares are held by an individual who is neither a director, officer nor employee of our company.  The address of this NFG  is 3941 South Bristol Street, Suite D, #540  Santa Ana, CA 92704.

(b)	All 785,000 of such shares are issued in the name of Nicosia Family Trust, of which Mr. Nicosia is a Trustee, but of which he disclaims beneficial ownership.

(c)
This amount includes 290,000 shares in the name of Corrente Family Trust, of which Mr. Corrente is a Trustee, but of which he disclaims beneficial ownership, and 812,500 outstanding options to purchase common stock that are currently exercisable or will be exercisable within 60 days of August 12, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related person is an executive officer, director or more than 5% stockholder of Vivakor, including any immediate family members, and any entity owned or controlled by such persons. Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions, and a special committee of our Board of Directors is established to negotiate the terms of such transactions. In considering related-person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

Loans and Advances from Affiliates

At June 30, 2009 and December 31, 2008 we had the following note and advances payable to related parties:

	June 30, 2009	December 31, 2008
Advances payable to CEO	$-	$20,648
Advances payable to stockholders	280,150	228,877
Note payable to stockholder	100,510	93,806
	$380,660	$343,331

During 2008 and 2009, our Chief Executive Officer made noninterest bearing cash advances and directly paid for Company expenditures (primarily lab and office equipment and supplies) on behalf of our company.  The total advanced and paid during 2008 totaled approximately $37,500 and during 2009 totaled approximately $22,600.  All of these advances were repaid as of June 30, 2009.

During 2008 and 2009, two of our shareholders, NFG, Inc. and IME Capital LLC, made noninterest bearing cash advances and directly paid for company expenditures (primarily lab and office equipment and supplies) on behalf of our company.  The amounts paid and advances aggregated $280,150 through June 30, 2009 and $228,877 through December 31. 2008.

On June 30, 2008, we purchased office and lab furniture and equipment from a stockholder (NFG, Inc.) at a total cost of $87,450. The stockholder financed the equipment with a note agreement that that is secured by assets purchased. The note bears interest at 14% per annum and was due on December 31, 2008.  The note was not paid on December 31, 2008 and is continuing on a month to month basis.  The note contained a contingent beneficial conversion feature that was triggered on December 31, 2008 when our company was unable to repay the balance due.  The conversion feature gives the note holder the option to be repaid with common stock with piggyback registration rights if we are unable to repay the balance due upon maturity. The number of shares to be issued in this case would be equal to the outstanding principal plus accrued and unpaid interest divided by 80% of the average stock price 30 days prior to the maturity date.  Interest expense during the six months ended June 30, 2009 and year ended December 31, 2008 totaled $6,704 and $6,356 respectively,  and was added to the note balance.

During the six months ended June 30, 2009, $14,064 in product sales revenue were from a Company in which one of our officers was a shareholder.   Approximately 99% of our company’s revenue in 2008 was from a company of which one of our directors and one of our officers were also officers and shareholders.

Note Payable

A $1.5 million note payable was incurred in connection with our acquisition of 84% of HealthAmerica’s outstanding shares on October 20, 2008.  The note is non-recourse and is secured by the acquired HealthAmerica shares and all of HealthAmerica’s assets.  The note bears interest at 4% per annum and requires us to make monthly payments of $25,000.  In addition, every 90 days, we are required to make additional note payments equal to 10% of the gross proceeds received from any sales of equity or debt securities, or any sale or licensing of products or technology until all outstanding principal and interest are repaid.  As of June 30, 2009, we had not made all of the required monthly payments under the note.   On February 15, 2009, the note holder purchased 434,783 of our company’s common shares in exchange for a $100,000 reduction of the note.   We remained in arrears subsequent to June 30, 2009; however, no action has been taken by the note holder, which is an entity controlled by one of our company’s shareholders.  This shareholder received his shares in our company as part of the HealthAmerica acquisition transaction.

Acquisition of HealthAmerica

 On October 20, 2008, we effectively acquired the assets of HealthAmerica, Inc., a Nevada corporation (“HealthAmerica”) by acquiring approximately 84% of HealthAmerica’s outstanding common shares.  Prior to the acquisition, an officer and director of Vivakor had an aggregate 21.7% interest in   HealthAmerica’s outstanding shares and, after the acquisition, they held an aggregate of 3.6% interest in HealthAmerica’s outstanding shares.   HealthAmerica has a patented and FDA approved MRI technology that we plan to develop and commercialize. Once completed, the MRI technology is expected to enhance the results obtained from older MRI systems and is expected to be sold as an upgrade to these older systems.  HealthAmerica also has a patented medical Bar-coding technology that our company acquired but has no immediate plans to develop.

In the transaction, our company acquired 25,000,000 shares of HealthAmerica common stock in exchange for 5,000,000 shares of Vivakor’s common stock, valued at $1,150,000, which was distributed pro-rata to all HealthAmerica shareholders, plus a $1,500,000 secured nonrecourse promissory note to an entity controlled by HealthAmerica’s majority shareholder; as a result of the HealthAmerica transaction, this shareholder became a shareholder of Vivakor.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ Rules 4200 and 4350. Our Board of Directors has determined that none of its members meet the independence requirements.

DESCRIPTION OF CAPITAL STOCK

Authorized and Issued Stock
	Number of Shares at August 12, 2009
Title of Class	Authorized	Outstanding	Reserved
Common stock, $0.001 par value per share	242,500,000	50,660,660	13,500,000*

Preferred Stock, $0.001 par value per share	10,000,000	0	0
 ___________________
* Reserved for outstanding stock options and issuances and awards under the 2008 Stock Incentive Plan.

Common stock

Dividends.  Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation.  If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights.  Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Preemptive Rights.  Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights.  We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights.  Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this stock into series and set their rights. The board of directors may, without prior stockholder approval, issue any of the 10,000,000 shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of our company. If we do issue preferred stock in the future, it could have a dilutive effect upon the common stock. See Risk Factors.

Nevada Anti-Takeover Laws

Some features of the Nevada Revised Statutes (NRS), which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest.  The Nevada Revised Statutes contain a provision governing Acquisition of Controlling Interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires control shares whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

(a)	20 to 33 1/3%,

(b)	33 1/3 to 50%, or

(c)	more than 50%.

A control share acquisition is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act.  An “Issuing Corporation” is a Nevada corporation, which:

(a)	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

(b)	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada nor do we do business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder.  The Nevada Combination with Interested Stockholders Statute may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an interested stockholder and a resident domestic Nevada corporation from entering into a combination, unless certain conditions are met. The statute defines combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having:

(a)	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

(b)	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

(c)	representing 10 percent or more of the earning power or net income of the corporation.

An interested stockholder means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a combination within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

(a)
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

(b)	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

(c)	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitations on Stockholder Actions

Chapter 78 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Bylaws provide that it may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NRS.

PLAN OF DISTRIBUTION

We are offering up to 15,000,000 shares of Common Stock at a price of $0.23 per share.  We are offering the shares directly to the public until such shares are sold, however, we may terminate the offering prior to that date.  There is no minimum amount of shares that must be sold before we use the proceeds.  Proceeds will not be returned to investors if we sell less than all of the 15,000,000 shares being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

The offering will be conducted by Tannin Fuja, our President, Ed Corrente, our Chief Financial Officer and Matt Nicosia, our Chairman.  Under Rule 3a 4-1 of the Securities Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by officers who perform substantial duties for or on behalf of the issuer otherwise than in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more that once every 12 months, with certain exceptions.

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a)(39) of the Securities Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and  at the time of offering our shares may not be associated persons of a broker or dealer.  Messrs. Fuja, Corrente and Nicosia will meet these requirements.

How to Invest :

Subscriptions for purchase of shares offered by this prospectus can be made by completing, signing and delivering to us, the following:

1)           an executed copy of the Subscription Agreement, available from the company; and

2)           a check payable to the order of Vivakor, Inc. in the amount of $0.23 for each share you want to purchase.

We may also accept as payment for the common stock promissory notes, assets, or other payment in kind permissible under the NRS as payment for capital stock. Such notes or other assets will be accepted only on terms and conditions the Board of Directors deems to be fair and reasonable to our company.

OTC Electronic Bulletin Board Considerations

The OTC Electronic Bulletin Board is separate and distinct from the NASDAQ stock market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on the OTC Electronic Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Electronic Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Electronic Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Electronic Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Electronic Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

            Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.138 of the NRS (“Section 78.138”) provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.138 also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article XI, Section 43 of our bylaws contains provisions which require that our company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by Wilson, Haglund & Paulsen, P.C.

EXPERTS

The consolidated financial statements included in this prospectus for the years ended December 31, 2008 and 2007 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Christopher A. Wilson, Esq., a partner in the law firm of Wilson, Haglund & Paulsen, P.C., indirectly owns 715,000 shares of our common stock, received in exchange for his shares of HealthAmerica common stock.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a Registration Statement, does not contain all of the information set forth in the Registration Statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may also obtain additional information regarding the company on our website, located at http://www.vivakor.com.

VIVAKOR, INC.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vivakor, Inc.
Coralville, Iowa

We have audited the accompanying balance sheets of Vivakor, Inc. as of December 31, 2008 and 2007, and the related statements of operations, statement of stockholders’ /member’s equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support the Company’s cost structure. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 15 to the financial statements, Vivakor, Inc. has adopted SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, which changes the way noncontrolling interests are presented throughout the financial statements.  This change has been applied retroactively to 2008 and, accordingly, all prior financial statements have been adjusted.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vivakor, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
July 8, 2009, except for Note 15,
as to which the date is August 12, 2009

Vivakor, Inc. Consolidated Balance Sheets
	December 31,
	2008	2007
Assets
Current asset-cash and cash equivalents	$145,669	$-

Deferred offering costs	111,316	-
Deposit	3,700	-
Property and equipment, net	112,578	-
Patents, net	3,586,036	-

	$3,959,299	$-

Liabilities and Stockholders' / Member’s Equity (Deficit)
Current liabilities
Accounts payable	$136,920	$2,000
Accrued wages	298,496	-
Loans and advances from related parties	343,331	18,500
Grant payable	150,222	-
Note payable	1,481,648	-
Total current liabilities	2,410,617	20,500

Deferred income taxes	1,255,112	-

Commitments (Note 9)

Stockholders'/member's equity (deficit):
Preferred stock, $.001 par value; 10,000,000 shares
in 2008 and none in 2007 authorized; none issued and outstanding	-	-
Common stock, $.001 par value; 242,500,000 shares
in 2008 and none in 2007 authorized; 50,225,877 shares in 2008
and none in 2007, issued and outstanding	50,226	-
Additional paid-in capital	1,195,325	-
Retained deficit	(1,048,960)	(20,500)
Total Vivakor, Inc. stockholders' equity (deficit)	196,591	(20,500)
Noncontrolling interest	96,979	-
Total equity (deficit)	293,570	(20,500)

	$3,959,299	$-
See accompanying notes.

Vivakor, Inc. Consolidated Statements of Operations

	Year Ended December 31,
	2008	2007

Research Revenue	$194,700	$-

Operating Expenses
Cost of research services	122,321	-
Research and development	443,107	-
Noncash stock compensation	339,102	-
General and administrative	328,251	20,500
Total operating expenses	1,232,781	20,500
Loss from operations	(1,038,081)	(20,500)
Interest expense	36,987	-
Loss before income tax	(1,075,068)	(20,500)
Benefit for income taxes	(43,280)	-
Net loss	(1,031,788)	(20,500)
Less: Net loss attributable to the noncontrolling interest	(3,328)	-

Net loss attributable to Vivakor, Inc.	$(1,028,460)	$(20,500)

Loss per share:
Basic and diluted	$(0.02)	n/a
Weighted average shares - Basic and diluted	46,102,508	n/a

See accompanying notes.

Vivakor, Inc. Consolidated Statements of Stockholders’ / Member’s Equity (Deficit)

	Preferred Stock		Common Stock		Additional Paid-In	Member’s (Deficit) / Retained Earnings	Total Vivakor Shareholders’/ Members Equity	Noncontrolling	Total Equity
	Shares	Amount	Shares	Amount	Capital	(Deficit)	(Deficit)	Interest	(Deficit)

Member’s equity balance December 31, 2006	–	$–	–	$–	$–	$–	$–	$–	$–
Net loss	–	–	–	–	–	(20,500)	(20,500)	–	(20,500)
Member’s equity balance December 31, 2007	–	$–	–	$–	$–	$(20,500)	$(20,500)	$–	$(20,500)
Membership interests issued to employees	–	–	–	–	–	120	120	–	120
Issuance of common stock in exchange for membership interests upon conversion of Company from LLC to Corporation	–	–	45,153,500	18,620	–	(120)	18,500	–	18,500
Issuance of common shares	–	–	133,000	74	58,121	–	58,195	–	58,195
Reclassification for 2.425 to 1 stock split	–	–	–	26,593	(26,593)	–	–	–	–
Employee forfeiture of unvested shares	–	–	(60,623)	(61)	36	–	(25)	–	(25)
Shares issued in acquisition	–	–	5,000,000	5,000	1,145,000	–	1,150,000	–	1,150,000
Noncontrolling interest in HealthAmerica acquisition	–	–	–	–	–	–	–	100,307	100,307
Discount on note with beneficial conversion feature	–	–	–	–	18,761	–	18,761	–	18,761
Net loss	–	–	–	–	–	(1,028,460)	(1,028,460)	(3,328)	(1,031,788)
Stockholders’ equity balances December 31, 2008	–	$–	50,225,877	$50,226	$1,195,325	$(1,048,960)	$196,591	$96,979	$293,570

See accompanying notes.

Vivakor, Inc. Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2007
Operating Activities
Net loss	$(1,031,788)	$(20,500)
Depreciation and amortization	138,259	-
Stock compensation expense	339,102	-
Interest added to notes payable	18,226	-
Amortization of discount on note with conversion feature	18,761	-
Deferred income taxes	(43,280)	-
Adjustments to reconcile net loss to net cash provided
by operating activities:
Changes in operating assets and liabilities:
Accounts payable	39,558	2,000
Accrued wages	298,496	-
Loans and advances from related parties	249,525	18,500
Net cash provided by operating activities	26,859	-

Investing activities
Long-term deposit	(3,700)	-
Purchases of furniture, equipment and leasehold improvements	(39,731)	-
Net cash used in investing activities	(43,431)	-

Financing activities
Payment of deferred offering costs	(15,954)	-
Payments on note payable	(30,000)	-
Proceeds from grant	150,000	-
Net proceeds from sale of common stock	58,195	-
Net cash provided by financing activities	162,241	-

Net increase in cash and cash equivalents	145,669	-
Cash and cash equivalents- beginning of year	-	-
Cash and cash equivalents- end of year	$145,669	$-

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,000	$-

Noncash transactions:
Note issued to shareholder for purchase of furniture and equipment	$87,450	$-
Unpaid deferred offering costs	$95,362	$-
Issuance of note payable to acquire HealthAmerica shares and patents	$1,500,000	$-
Issuance of shares to acquire HealthAmerica shares and patents	$1,150,000	$-
Gross up of acquired patents for deferred income taxes	$1,298,392	$-
Issuance of shares to founder as payment of amount due	$18,500	$-

See accompanying notes.

Vivakor, Inc
Notes to Consolidated Statements
For the Years ended December 31, 2008 and 2007

1.     Organization and Business

Vivakor, Inc. (the “Company”) is a Nevada corporation based in Coralville, Iowa and is a trans-disciplinary biomedical company involved in the discovery, development and commercialization of a broad range of medical devices and pharmaceuticals to improve human health. The Company also performs contract research and development in molecular biology and devices engineering. The Company was originally organized as Genecular Holdings LLC, a Nevada limited liability company on November 1, 2006.  On April 30, 2008, the limited liability company was converted into a Nevada corporation and changed its name to Vivakor, Inc.

The Company commenced a capital formation activity to submit a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 15,000,000 shares of newly issued common stock at an offering price of $0.23 per share for proceeds of up to $3,450,000.   The Registration also registered 5,133,000 of the Company’s outstanding shares of common stock on behalf of selling stockholders, for which the Company will not receive any of the proceeds from sales of these shares.  The Registration Statement on Form S-1 was filed with the SEC on November 25, 2008 and declared effective on December 22, 2008.  A creditor of the Company purchased 434,783 shares in exchange for a $100,000 reduction of the Company’s existing indebtedness payable to such creditor (Note 8) and, as of March 3, 2009, the Company received stock subscriptions for 14,300,000 newly issued shares of common stock at an offering price of $0.23 per share and closed the offering.  The consideration received from the subscription agreements was in the form of notes receivable with maturity dates 90 days after the note dates.  The notes were secured by the subscribed shares and such shares would not be released to the subscribers until payment was received by the Company.  As of March 31, 2009, the Company had not received any of the purchase price for the shares and, as a result, on April 2, 2009, the Company cancelled and terminated each of the subscription agreements, with the consent of the subscribers; terminated its public offering; and deregistered the 14,300,000 unsold shares.

As of the second quarter 2008, the Company reached operating stage. Therefore, these financial statements have been prepared as an operating stage company rather than a development stage company.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Vivakor, Inc. and its majority owned subsidiary, HealthAmerica, Inc. (“HealthAmerica”), a Nevada corporation.  On October 20, 2008, the Company effectively acquired HealthAmerica’s assets by purchasing approximately 84% of its outstanding shares; accordingly, HealthAmerica’s financial position as of December 31, 2008 and its results of operations from October 20, 2008 to December 31, 2008 were consolidated with the Company’s financial, statements. See Note 3 for additional information related to this acquisition. All intercompany transactions have been eliminated in consolidation.

2.     Summary of Significant Accounting Policies (Continued)

Basis of Presentation and Management’s Plan

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has been engaged in obtaining financing, recruiting personnel, establishing office facilities and research and development activities.  During the second quarter of 2008, the Company commenced providing research services and, during the fourth quarter of 2008, the Company commenced a capital formation activity that was terminated in April 2009 with no cash proceeds being received by the Company (Note 10).

The Company does not have sufficient cash on hand to fund its administrative and other operating expenses or its proposed research and development and sales and marketing programs for the next twelve months. The Company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support the Company’s cost structure. Management intends to finance the Company’s operations from loans from current stockholders, future public and private debt and equity offerings, proceeds from research and development services provided to others or from strategic arrangements with third parties.  However, there can be no assurance that additional capital will be available, which may affect the Company’s ability to continue as a going concern. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Stock Split

The Board of Directors authorized a 2.425 for 1 stock split in the form of a stock dividend for shareholders of record on September 5, 2008. All share and per share data presented in the accompanying consolidated financial statements and throughout these notes have been retroactively restated to reflect this stock split.  Par value of the stock remains at $0.001, accordingly, a $26,593 reclassification was made from additional-paid-in-capital to common stock for the shares issued as a result of this stock split.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

2.     Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk and Off-Balance Sheet Risk

The Company has no material concentrations of credit risk, nor is it a party to any financial instruments with material off-balance sheet risk. Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with major United States financial institutions.

One customer, that is a related party, accounted for approximately 99% of revenue in 2008.

Deferred Offering Costs

The Company defers as an asset the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. These costs were expensed in the first quarter of 2009 as a result of the termination of the offering that was in process of December 31, 2008 (Note 10).

Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts payable, accrued wages, loans, advances, notes and grants payable all approximate their fair values due to their short-term maturities.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from three to seven years, or the life of the lease, as appropriate.

Patent Costs

Cost to acquire patents are capitalized and amortized over their estimated useful lives of five years. Expenditures related to obtaining, maintaining and protecting patents are charged to expense when incurred, and are included in research and development expense.

Impairment of Long-Lived Assets

Long-lived assets, which primarily consist of equipment, furniture, leasehold improvements and patents, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not recognize any impairment loss for long-lived assets during the years ended December 31, 2008 and 2007.

2.     Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured. The Company recognizes revenue from research contracts as services are performed under the agreements.

Research and Development Costs

All research and development costs, including all related salaries, clinical trial expenses, regulatory expenses, facility costs and costs to obtain, maintain and protect patents are charged to expense when incurred.

In June 2007, the FASB ratified Emerging Issue Task Force ("EITF") No. 07-3, "Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities" ("EITF 07-3"). The EITF concluded that nonrefundable advance payments for goods or services to be received in the future for use in research and development activities should be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or the services are performed. If an entity's expectations change such that it does not expect it will need the goods to be delivered or the services to be rendered, capitalized nonrefundable advance payments should be charged to expense in the period such determination is made. The Company did not have any nonrefundable advance payments capitalized at December 31, 2008. The Company adopted EITF 07-3 on January 1, 2008. The adoption of EITF 07-3 did not have a material impact on the Company's results of operations, financial position or cash flows.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method if their effect is dilutive.

Income Taxes

The Company uses the liability method of accounting for income taxes as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Through April 29, 2008, the Company was a limited liability company and its taxable loss was allocable to the members in accordance with their respective percentage ownership interests; accordingly, there is no tax provision and no deferred tax assets or liabilities in 2007.

2.     Summary of Significant Accounting Policies (Continued)

Stock Options

The Company follows the provisions of SFAS No. 123R, "Share-Based Payment" ("SFAS 123R"). This statement requires the Company to measure the cost of employee services in exchange for an award of equity instruments based on the grant-date fair value of the award and to recognize cost over the requisite service period. Under the modified prospective transition method, the Company has not adjusted its financial statements for periods prior to the date of adoption for the change in accounting. However, the Company will recognize compensation expense for (1) all share-based payments granted after the effective date and (2) all awards granted to employees prior to the effective date that remain unvested on the effective date. The Company recognizes compensation expense on fixed awards with pro rata vesting on a straight-line basis over the vesting period of such awards.

Segment and Geographic Information

The Financial Accounting Standards Board issued SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” effective in 1998. SFAS No. 131 requires enterprises to report financial information and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluated SFAS No. 131 and determined that the Company operates in only one segment.

New Accounting Pronouncements

            In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS 141R"), a replacement of SFAS No. 141, "Business Combinations." SFAS 141R applies to all transactions and other events in which an entity obtains control over one or more other businesses. The statement changes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement is effective prospectively, except for certain retrospective adjustments to deferred tax balances, for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of FAS 141R on the Company’s financial statements.

The Company adopted the required provisions of SFAS No. 157, Fair Value Measurements (SFAS No. 157) at the beginning of fiscal year 2008, resulting in no impact to the Company’s consolidated financial statements. SFAS No. 157 establishes a framework for measuring fair value, clarifies the definition of fair value and expands disclosures about fair-value measurements. In general, SFAS No. 157 applies to fair value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. SFAS No. 157, as issued, was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-2, Effective Date of FASB Statement No. 157 (FSP SFAS No. 157-2) which deferred the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities. The Company adopted the remaining provisions of SFAS No. 157 at the beginning of fiscal year 2009, which did not result in a material impact to the Company’s financial statements.

In June 2006, the FASB issued Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FAS 109. FIN 48 provides clarification for the financial statement measurement and recognition of tax positions that are taken or expected to be taken in a tax return. The Company adopted FIN 48 effective January 1, 2007. The adoption had no impact on the financial statements for the years ended December 31, 2008 and 2007.

2.     Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements: an amendment of Accounting Research Bulletin No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for noncontrolling interests (formally referred to as "minority interests") in a subsidiary and for the deconsolidation of a subsidiary. Specifically, the statement requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to a noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gains or losses will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. See Reclassifications (Note 15), which describes the impact of the adoption of SFAS 160 on the results of operations, financial position and cash flow.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 requires enhanced disclosures about an entity's derivative and hedging activities. SFAS 161 is intended to enhance the current disclosure framework in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and requires additional information about how and why derivative instruments are being used, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect the Company's financial position, financial performance and cash flow. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not believe the adoption of SFAS 161 will have a material impact on its results of operations, financial position or cash flows.

             In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with Generally Accepted Accounting Principles ("GAAP") in the United States. This statement is effective 60 days following the SEC's approval of The Public Company Accounting Oversight Board's related amendments to remove the GAAP hierarchy from auditing standards. The Company does not believe the adoption of SFAS 162 will have a material impact on its results of operations, financial position or cash flows.

 3. Acquisition

On October 20, 2008, the Company effectively acquired the assets of HealthAmerica, Inc., a Nevada corporation (“HealthAmerica”) by acquiring approximately 84% of HealthAmerica’s outstanding common shares.   HealthAmerica has a patented and FDA approved MRI technology that the Company plans to develop and commercialize. Once completed, the MRI technology is expected to enhance the results obtained from older MRI systems and is expected to be sold as an upgrade to these older systems.  HealthAmerica also has a patented medical Bar-coding technology that the Company acquired but has no immediate plans to develop. The acquisition was accounted for as an asset purchase because HealthAmerica was an inactive company with no operations, customers, employees, liabilities or assets, other than the MRI and bar-coding technologies.

3. Acquisition (continued)

In the transaction, the Company acquired 25,000,000 shares of HealthAmerica common stock in exchange for 5,000,000 shares of Vivakor’s common stock, valued at $1,150,000, which was distributed pro-rata to all HealthAmerica shareholders, plus a $1,500,000 secured nonrecourse promissory note to an entity controlled by the majority shareholder (Note 8).  Prior to the acquisition, an officer and director of Vivakor had an aggregate 21.7% interest in   HealthAmerica’s outstanding shares and, after the acquisition, they held an aggregate of 3.6% interest in HealthAmerica’s outstanding shares. The portion of the asset purchase attributed to the original shareholders was recorded at historical costs with the remaining value of $339,007, related to the interests acquired by the officer and director, recorded at fair value with a related charge to compensation expense in 2008.

The total purchase price was allocated as follows:

Patent	$3,709,692
Deferred tax liability	(1,298,392)
Total	$2,411,300

4.     Property and Equipment

Property and equipment consists of the following at December 31:

	2008	2007
Office furniture and equipment	$50,425	$-
Computer equipment and software	29,346	-
Laboratory and manufacturing equipment	44,910	-
Leasehold improvements	2,500	-
Total property and equipment	127,181	-
Less: accumulated depreciation	(14,603)	-
Net property and equipment	$112,578	$-

 Depreciation expense was $14,035 and amortization expense for leasehold improvements was $568 in 2008.  There was no depreciation or amortization expense in 2007.

5.       Patents

Patents consist of the following at December 31:

	2008	2007
Patents	$3,709,692	-
Accumulated amortization	(123,656)	-
Net patents	$3,586,036	$-

Amortization expense was $123,656 in 2008.  There was no amortization expense in 2007.  Amortization expense for each of the next four years is estimated to be $741,938 with the remaining $618,284 to be amortized in year five.

6.     Loans and Advances From Related Parties and Other Related Party Transactions

Loans and advances from related parties consist of the following at December 31:

	2008	2007
Advances payable to officer	$20,648	$-
Advances payable to stockholder/member	228,877	18,500
Note payable to stockholder	93,806	-
	$343,331	$18,500

Advances payable to officer are noninterest bearing and represent Company expenditures (primarily lab and office equipment and supplies) that were paid for directly by the officer on behalf of the Company for which the officer has not been reimbursed.

Advances payable to stockholder/member is noninterest bearing and represents cash advances directly to the Company as well as Company expenditures (primarily payroll, legal fees, lab and office equipment and supplies) that were paid for directly by the stockholder/member on behalf of the Company for which the stockholder/member  has not been reimbursed.

On June 30, 2008, the Company purchased office and lab furniture and equipment from a stockholder at a total cost of $87,450. The stockholder financed the equipment with a note agreement that that is secured by the assets purchased. The note bears interest at 14% per annum and was due on December 31, 2008.  Interest expense during the year ended December 31, 2008 totaled $6,356 and was added to the note balance. The note was not paid on December 31, 2008 and is continuing on a month to month basis.  The note contained a contingent beneficial conversion feature that was triggered on December 31, 2008 when the Company was unable to repay the balance due.  The conversion feature gives the note holder the option to be repaid with common stock with piggyback registration rights if the Company is unable to repay the balance due upon maturity. The number of shares to be issued in this case would be equal to the outstanding principal plus accrued and unpaid interest divided by 80% of the average stock price 30 days prior to the maturity date.  Since the contingency was resolved during the year, the $18,761 fair value of the beneficial conversion feature was recognized as interest expense during the year ended December 31, 2008.

Approximately 99% of the Company’s revenue in 2008 was from a company in which one of the Company’s directors and one of the Company’s officers were officers and shareholders of.

7.     Grant Payable

In December, 2008, the Company received from the Iowa Department of Economic Development a $150,000 Demonstration Fund Grant to assist in the development and commercialization of its CryoVial, CryoKeeper and CryoCarrier products. In the event certain events occur, including issuing an Initial Public Offering, moving out of the state of Iowa or selling 51% of the company’s assets or stock, then the Company would be required to repay the grant proceeds received in a lump sum plus interest at a rate of 6%.  Due to the filing of the Company’s Registration on Form S-1, which was declared effective in December 2008, the Company recorded the grant received as a current liability in the accompanying consolidated balance sheet.

8.     Note Payable

The note payable was incurred in connection with the acquisition of 84% of HealthAmerica’s outstanding shares on October 20, 2008 (Note 3), is non-recourse and is secured by the acquired HealthAmerica shares and all of HealthAmerica’s assets.  The note bears interest at 4% per annum and requires the Company to make monthly payments of $25,000.  In addition, every 90 days, the Company is required to make additional note payments equal to 10% of the gross proceeds received from any sales of equity or debt securities, or any sale or licensing of products or technology until all outstanding principal and interest are repaid.  As of December 31, 2008, the Company had not made all of the required monthly payments under the agreement.   On February 15, 2009, the note holder purchased 434,783 of the Company’s common shares in exchange for a $100,000 reduction of the note (Note10).  The Company remained in arrears subsequent to year end through June 30, 2009; however, no action has been taken by the note holder, which is an entity controlled by one of the Company’s shareholders.  This shareholder received his shares in the Company as part of the HealthAmerica acquisition transaction.

9.     Commitments

On July 10, 2008, the Company entered into a lease for approximately 3,000 square feet of office and lab space. The lease commenced on August 1, 2008 and required the Company make a one-time $2,500 payment for tenant improvements, which was capitalized by the Company, and monthly lease payments of $3,700 through July 10, 2010.  Rent expense totaled $18,500 in 2008.  There was no rent expense in 2007.  Future payments under the lease total $70,300, including $44,400 in 2009 and $25,900 in 2010.

10.     Equity Transactions

In March 2008, the Company hired six employees, a number of which were granted membership interests aggregating less than 1%. The aggregate of these membership interests was valued at $120, which was recorded as noncash stock compensation expense.

In connection with the Company’s conversion from a limited liability company to a corporation on April 30, 2008, the Company issued 44,862,500 shares of common stock to the founding member and issued 291,000 shares to certain employees, based on their respective limited liability company percentage interests prior to conversion.

Between April 30, 2008 and September 30, 2008, the Company issued 133,000 shares of common stock at $0.50 per share for aggregate net proceeds of $58,195.

The Company commenced a capital formation activity to submit a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 15,000,000 shares of newly issued common stock at an offering price of $0.23 per share for proceeds of up to $3,450,000.   The Registration also registered 5,133,000 of the Company’s outstanding shares of common stock on behalf of selling stockholders, for which the Company will not receive any of the proceeds from sales of these shares.  The Registration Statement on Form S-1 was filed with the SEC on November 25, 2008 and declared effective on December 22, 2008.  A creditor of the Company purchased 434,783 shares in exchange for a $100,000 reduction of the Company’s existing indebtedness payable to such creditor (Note 8) and, as of March 3, 2009, the Company received stock subscriptions for 14,300,000 newly issued shares of common stock at an offering price of $0.23 per share and closed the offering.  The consideration received from the subscription agreements was in the form of notes receivable with maturity dates 90 days after the note dates.  The notes were secured by the subscribed shares and such shares would not be released to the subscribers until payment was received by the Company.  As of March 31, 2009, the Company had not received any of the purchase price for the shares and, as a result, on April 2, 2009, the Company cancelled and terminated each of the subscription agreements, with the consent of the subscribers; terminated its public offering; and deregistered the 14,300,000 unsold shares.   The Company incurred $111,316 of deferred offering costs related to this capital formation activity.  The deferred offering costs were expensed upon the termination of the offering in 2009.

11.     Income Taxes

The provision for income taxes consists of the following at December 31, 2008:

Current	$-
Deferred	(43,280)
Benefit for income taxes	$(43,280)

The Company’s effective tax rate is different from the federal statutory rate of 35% due primarily to the valuation allowance recorded on deferred tax assets.

Deferred tax assets consist of the following at December 31, 2008:

Net operating loss carryforwards	$87,000
Accrued payroll	104,000
Non-cash stock-based compensation	119,000
Net deferred tax assets	310,000
Valuation allowance for deferred tax assets	(310,000)
Total deferred tax assets	$-

A valuation allowance of $310,000 has been recognized to offset the net deferred tax assets as realization of such assets is uncertain.

The $1,255,112 deferred tax liability at December 31, 2008 consists of the difference in book and tax carrying value of the acquired HealthAmerica patents.

At December 31, 2008, the Company had net operating loss carryforwards of approximately $248,000 available to offset future regular taxable income. These net operating loss carryforwards expire through 2028.

During 2007, the Company was a limited liability company and all income taxes flowed through to its members; accordingly, there is no tax provision and no deferred tax assets or liabilities in 2007.

The Company is subject to taxation in the United States and various state jurisdictions. The Company’s tax years for 2006 and forward are subject to examination by the United States and state tax authorities.

12.     Stock Options

On October 23, 2008, the Board of Directors approved the Vivakor 2008 Incentive Plan (the “2008 Plan”).  The 2008 Plan authorizes the issuance of up to 7,500,000 shares of common stock.  The 2008 Plan allows for the grant of tax-qualified incentive stock options, non-qualified stock options and restrictive stock and other stock-based awards to employees, directors and consultants of the Company.   As of December 31, 2008, no options or awards had been granted under the 2008 Plan.

13.     Benefit Plan

The Company adopted a defined contribution 401(k) plan (the “Plan”) covering substantially all employees that meet certain age and service requirements. Employees may contribute up to 80% of their compensation per year (subject to a maximum limit by federal law). The Plan allows for employer matching; however, no employer matching or other contributions have been made.

14.    Subsequent Events

On May 5, 2009, the National Institute of Health through the National Eye Institute awarded the Company a Phase I Small Business Innovation Research Award grant from the in the amount of $112,912 to conduct research related to the development of the Company’s digital photorefractor and the detection of amblyogenic risk factors.

15.           Reclassifications

Effective January 1, 2009, we adopted SFAS No. 160, which requires retrospective application.  Accordingly, the consolidated financial statements at December 31, 2008 and for the year then ended have been revised to reflect the adoption of SFAS 160 and supersede the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC on July 8, 2009.   These revisions made represent the retrospective reclassification of certain balances; however, there was no effect on our results of operations, financial position or cash flows.  The reclassifications made are related to HealthAmerica, Inc., which is the Company’s only subsidiary that has a noncontrolling interest. The noncontrolling interest loss of $3,328 in 2008 is included in net loss on the Company’s consolidated statement of operations.  In addition, the amount of consolidated net loss attributable to both the Company and the noncontrolling interest are shown on the Company’s consolidated statement of operations. Noncontrolling interest related to HealthAmerica totaled $96,979 at December 31, 2008; this amount has been reclassified as noncontrolling interest in the equity section of the Company’s consolidated balance sheets and in the statement of consolidated stockholders’/members equity (deficit).

Vivakor, Inc.
Condensed Consolidated Balance Sheets
	June 30, 2009 (Unaudited)	December 31, 2008
Assets
Current asset
Cash and cash equivalents	$51,578	$145,669
Accounts receivable	5,084	-
Inventory	3,156	-
Total current assets	59,818	145,669

Deferred offering costs	-	111,316
Deposit	3,700	3,700
Property and equipment, net	98,892	112,578
Patents, net	3,215,066	3,586,036

	$3,377,476	$3,959,299

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$144,215	$136,920
Accrued wages and benefits	572,768	298,496
Deferred grant revenue	20,300	-
Loans and advances from related parties	380,660	343,331
Grant payable	154,747	150,222
Note payable	1,401,660	1,481,648
Total current liabilities	2,674,350	2,410,617
Deferred income taxes	1,125,273	1,255,112
Total liabilities	3,799,623	3,665,729

Stockholders' equity (deficit):
Preferred stock, $.001 par value; 10,000,000 shares
authorized; none issued and outstanding	-	-
Common stock, $.001 par value; 242,500,000 shares authorized; 50,660,660 shares in 2009 and 50,225,877 shares in 2008, issued and outstanding	50,661	50,226
Additional paid-in capital	1,294,890	1,195,325
Retained deficit	(1,854,695)	(1,048,960)
Total Vivakor, Inc. stockholders' equity (deficit)	(509,144)	196,591
Noncontrolling interest	86,997	96,979
Total stockholders' equity (deficit)	(422,147)	293,570

	$3,377,476	$3,959,299
See accompanying notes.

Note: The balance sheet as of December 31, 2008 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Vivakor, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues:
Research revenue	$-	$95,000	$-	$145,000
Product sales revenue	14,064	-	20,287	-
Grant revenue	74,700	-	74,700	-
Total revenues	88,764	95,000	94,987	145,000

Operating expenses:
Cost of revenues	11,210	48,973	15,491	74,749
Research and development	285,450	83,616	582,571	87,675
Sales and marketing	200	-	491	-
General and administrative	147,698	57,554	291,433	70,289
Total operating expenses	444,558	190,413	889,986	232,713

Loss from operations	(355,794)	(95,143)	(794,999)	(87,713)
Abandoned offering costs	-	-	111,316	-
Interest expense	19,606	-	39,241	-
Loss before income tax	(375,400)	(95,143)	(945,556)	(87,713)
Benefit for income taxes	(64,920)	-	(129,839)	-
Net loss	(310,480)	(95,143)	(815,717)	(87,713)
Less: Net loss attributable to the noncontrolling interest	(4,991)	-	(9,982)	-

Net loss attributable to Vivakor, Inc.	$(305,489)	$(95,143)	$(805,735)	$(87,713)

Net loss per share:
Basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted average shares - Basic and diluted	50,660,660	45,082,203	50,552,565	44,972,352

See accompanying notes

Vivakor, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2009	2008
Operating Activities
Net loss	$(815,717)	$(87,713)
Depreciation and amortization	384,656	1,148
Write-off of previously capitalized deferred offering costs	111,316	-
Interest added to notes payable	39,241	-
Deferred income taxes	(129,839)	-
Adjustments to reconcile net loss to net cash used
in operating activities:
Changes in operating assets and liabilities:
Accounts receivable	(5,084)	(20,000)
Inventory	(3,156)	-
Accounts payable	7,295	9,645
Accrued wages	274,272	90,576
Deferred grant revenue	20,300	-
Loans and advances from related parties	30,625	(7,548)
Net cash used in operating activities	(86,091)	(13,892)

Investing activities- Purchases of furniture and equipment	-	(29,077)

Financing activities
Payments on note payable	(8,000)	-
Net proceeds from sale of common stock	-	45,065
Net cash provided by (used in) financing activities	(8,000)	45,065

Net change in cash and cash equivalents	(94,091)	2,096
Cash and cash equivalents- beginning of period	145,669	-
Cash and cash equivalents- end of period	$51,578	$2,096

Noncash transactions:
Issuance of common shares for reduction of note payable balance	$100,000	$-
Issuance of common shares to founder as payment of amount due	$-	$18,500
Note issued to shareholder for purchase of furniture and equipment	$-	$87,450

See accompanying notes.

Vivakor, Inc.
Notes to Condensed Consolidated Statements
(Unaudited)

1.     Organization and Basis of Presentation

Vivakor, Inc. (the “Company”) is a Nevada corporation based in Coralville, Iowa and is a trans-disciplinary biomedical company involved in the discovery, development and commercialization of a broad range of medical devices and pharmaceuticals to improve human health. The Company also performs contract research and development in molecular biology and devices engineering.

            The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year. These consolidated interim financial statements should be read in conjunction with the Company’s financial statements and notes thereto for the fiscal year ended December 31, 2008.

Going Concern

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has been engaged in obtaining financing, recruiting personnel, establishing office facilities and research and development activities.  During the first quarter of 2008, the Company commenced providing research services and, during the fourth quarter of 2008, the Company commenced a capital formation activity that was terminated in April 2009 with no cash proceeds being received by the Company (Note 6).

The Company does not have sufficient cash on hand to fund its administrative and other operating expenses or its proposed research and development and sales and marketing programs for the next twelve months. The Company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support the Company’s cost structure. Management intends to finance the Company’s operations from loans from current stockholders, future public and private debt and equity offerings, proceeds from product sales and research and development services provided to others or from strategic arrangements with third parties.  However, there can be no assurance that additional capital will be available, which may affect the Company’s ability to continue as a going concern. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Vivakor, Inc., its wholly owned subsidiaries Vivasight, Inc., Vivathermic, Inc. and Vivaventures, Inc, all of which were formed on February 19, 2009,  and its majority owned subsidiary, HealthAmerica, Inc. (“HealthAmerica”), a Nevada corporation.  On October 20, 2008, the Company acquired approximately 84% of HealthAmerica’s outstanding shares; accordingly, HealthAmerica’s financial position as of June 30, 2009 and December 31, 2008 and its results of operations from October 20, 2008 forward were consolidated with the Company’s financial statements. All intercompany transactions have been eliminated in consolidation. Vivasight, Vivathermic and Vivaventures are all currently inactive.  Since certain related parties held interests in HealthAmerica prior to its acquisition by Vivakor, the noncontrolling interest in HealthAmerica’s net operating results is calculated at approximately 4% of amortization expense on the acquired HealthAmerica patent and the related deferred income tax benefit, and approximately 16% of HealthAmerica’s remaining operating results.

Inventories

Inventories are stated at the lower of cost or market. Cost is based on the first in, first out method. The Company regularly reviews inventory quantities on hand and, when required, provisions are made to reduce excess and obsolete inventories to their estimated net realizable value. No provision was recorded at June 30, 2009 or December 31, 2008.  All inventory at June 30, 2009 consists of finished goods.

Revenue Recognition

The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured. The Company recognizes revenue from research contracts as services are performed under the agreements. The Company records grant revenues as the expenses related to the grant projects are incurred.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method if their effect is dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

2.     Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements

Effective January 1, 2009, the beginning of the first quarter of 2009, the Company implemented Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB No. 51.” This Statement changes the accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to previously as minority interest). HealthAmerica, Inc. is the Company’s only subsidiary that has a noncontrolling interest. The noncontrolling interest loss of $4,991 in the first quarter of 2009 and $4,991 in the second quarter of 2009 is included in net loss on the Company’s consolidated statement of operations; there was no noncontrolling  interest loss in the first or second quarter of 2008. In addition, the amount of consolidated net loss attributable to both the Company and the noncontrolling interest are shown on the Company’s consolidated statement of operations. Noncontrolling interest related to HealthAmerica totaled $86,997 and $96,979 at June 30, 2009 and December 31, 2008, respectively. These amounts have been reclassified as noncontrolling interest in the equity section of the Company’s consolidated balance sheets.

On May 28, 2009, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 165, Subsequent Events. This Statement is effective for interim and annual periods ending after June 15, 2009 and was adopted by the Company in the quarter ended June 30, 2009.  This Statement is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued.  This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented.  The adoption of this statement did not have any effect on the Company’s accounts; however it did result in additional disclosures not previously provided in the Company’s financial statements.

3.     Loans and Advances From Related Parties and Other Related Party Transactions

Loans and advances from related parties consist of the following:

	June 30, 2009	December 31, 2008
Advances payable to officer	$-	$20,648
Advances payable to stockholders	280,150	228,877
Note payable to stockholder	100,510	93,806
	$380,660	$343,331

Advances payable to officer are noninterest bearing and represent Company expenditures (primarily lab and office equipment and supplies) that were paid for directly by the officer on behalf of the Company.  These advances were repaid during the 3 months ended June 30, 2009.

Advances payable to stockholders are noninterest bearing and represent cash advances directly to the Company as well as Company expenditures (primarily payroll, legal fees, lab and office equipment and supplies) that were paid for directly by the stockholders on behalf of the Company.

3.     Loans and Advances From Related Parties and Other Related Party Transactions (continued)

On June 30, 2008, the Company purchased office and lab furniture and equipment from a stockholder at a total cost of $87,450. The stockholder financed the equipment with a note agreement that that is secured by the assets purchased. The note bears interest at 14% per annum and was due on December 31, 2008.  The note was not paid on December 31, 2008 and is continuing on a month to month basis.  The note contained a contingent beneficial conversion feature that was triggered on December 31, 2008 when the Company was unable to repay the balance due.  The conversion feature gives the note holder the option to be repaid with common stock with piggyback registration rights if the Company is unable to repay the balance due upon maturity. The number of shares to be issued in this case would be equal to the outstanding principal plus accrued and unpaid interest divided by 80% of the average stock price 30 days prior to the maturity date.  Interest expense during the three and six months ended June 30, 2009 totaled $3,428 and $6,704, respectively and was added to the note balance.

During the three and six months ended June 30, 2009, $14,064 in product sales revenue were from a Company in which one of the Company’s officers was a shareholder.   All of the Company’s revenue in the three and six months ended June 30, 2008 was from a company of which one of the Company’s directors and one of the Company’s officers were also officers and shareholders.

4.     Note Payable

The note payable was incurred in connection with the acquisition of 84% of HealthAmerica’s outstanding shares on October 20, is non-recourse and is secured by the acquired HealthAmerica shares and all of HealthAmerica’s assets.  The note bears interest at 4% per annum and requires the Company to make monthly payments of $25,000.  In addition, every 90 days, the Company is required to make additional note payments equal to 10% of the gross proceeds received from any sales of equity or debt securities, or any sale or licensing of products or technology until all outstanding principal and interest are repaid.  As of June 30, 2009, the Company had not made all of the required monthly payments under the note.   On February 15, 2009, the note holder purchased 434,783 of the Company’s common shares in exchange for a $100,000 reduction of the note.  The Company remained in arrears subsequent to June 30, 2009; however, no action has been taken by the note holder, which is an entity controlled by one of the Company’s shareholders.  This shareholder received his shares in the Company as part of the HealthAmerica acquisition transaction.

5.     Grant Payable

In December, 2008, the Company received from the Iowa Department of Economic Development a $150,000 Demonstration Fund Grant to assist in the development and commercialization of its CryoVial, CryoKeeper and CryoCarrier products. In the event certain events occur, including issuing an Initial Public Offering, moving out of the state of Iowa or selling 51% of the company’s assets or stock, then the Company would be required to repay the grant proceeds received in a lump sum plus interest at a rate of 6%.  Due to the filing of the Company’s Registration on Form S-1, which was declared effective in December 2008 (Note 6), the Company recorded the grant received as a current liability in the accompanying condensed consolidated balance sheets.

6.     Equity Transactions

The Company commenced a capital formation activity to submit a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 15,000,000 shares of newly issued common stock at an offering price of $0.23 per share for proceeds of up to $3,450,000.   The Registration also registered 5,133,000 of the Company’s outstanding shares of common stock on behalf of selling stockholders, for which the Company will not receive any of the proceeds from sales of these shares.  The Registration Statement on Form S-1 was filed with the SEC on November 25, 2008 and declared effective on December 22, 2008.  A creditor of the Company purchased 434,783 shares in exchange for a $100,000 reduction of the Company’s existing indebtedness payable to such creditor (Note 4) and, as of March 3, 2009, the Company received stock subscriptions for 14,300,000 newly issued shares of common stock at an offering price of $0.23 per share and closed the offering.  The consideration received from the subscription agreements was in the form of notes receivable with maturity dates 90 days after the note dates.  The notes were secured by the subscribed shares and such shares would not be released to the subscribers until payment was received by the Company.  As of March 31, 2009, the Company had not received any of the purchase price for the shares and, as a result, on April 2, 2009, the Company cancelled and terminated each of the subscription agreements, with the consent of the subscribers; terminated its public offering; and deregistered the 14,300,000 unsold shares.  The Company incurred $111,316 of deferred offering costs related to this capital formation activity.  The deferred offering costs were expensed on March 31, 2009 due to the termination of the offering.

7.    Grant Revenue

On May 5, 2009, the National Institute of Health through the National Eye Institute awarded the Company a Phase I Small Business Innovation Research Award grant  in the amount of $112,912 to conduct research related to the development of the Company’s digital photorefractor and the detection of amblyogenic risk factors.  Through June 30, 2009, $95,000 in proceeds had been drawn on the grant of which recognition of $20,300 has been deferred.

8.    Income Taxes

The income tax benefit of $64,920 and $129,839 for the three and six months ended June 30, 2009, respectively, relates to the amortization of acquired HealthAmerica patents.

As of June 30, 2009, net deferred tax assets were $131,000  with a related valuation allowance of $131,000. Deferred tax assets represent future tax benefits to be received when certain expenses and losses previously recognized in the financial statements become deductible under applicable income tax laws. The realization of deferred tax assets is dependent on future taxable income against which these deductions can be applied. SFAS No. 109, “Accounting for Income Taxes,” requires that a valuation allowance be established when it is more likely than not that all or a portion of the deferred tax assets will not be realized, and requires periodic adjustments to the valuation allowance when there are changes in the evidence of realizability.

The deferred tax liability of $1,125,273 at June 30, 2009 consists of the difference in book and tax carrying value of the acquired HealthAmerica patents.

9.    Subsequent Events

On July 27, 2009, the Board of Directors authorized the grant of options to employees to acquire 420,000 shares of the Company’s common stock under the Vivakor 2008 Incentive Plan (the “2008 Plan”).  The Board of Directors also authorized the grant of options to officers and directors to acquire 6,000,000 shares of common stock outside of 2008 Plan.  The exercise price of all of these option grants is $0.23 per share and the options vest on different schedules over a period of three years.  Subsequent to the grant, there are 7,080,000 shares available to be issued under the 2008 Plan.

On July 27, 2009, the Board of Directors authorized management to submit a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering of 15,000,000 shares of newly issued common stock at an offering price of $0.23 per share for proceeds of up to $3,450,000.

The Company initially performed an evaluation of subsequent events through July 31, 2009, which is the date these financial statements were originally issued.  This subsequent events evaluation was updated through August 12, 2009, the date these financial statements were reissued in connection with the Registration Statement filed on Form S-1 on the same date.  No other significant events occurred subsequent to the balance sheet date through August 12, 2009 (which is the latest practicable date for evaluation prior to the issuance of these financial statements), which would require recognition or disclosure in these financial statements. We undertake no obligation to update publicly or revise these financial statements, whether as a result of new information, future events or otherwise after August 12, 2009.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration	$193
Legal Fees and Expenses*	$5,000
Accounting Fees*	$10,000
Miscellaneous*	$5,044
Total	$20,237

* Estimated.

Item 14. Indemnification of Directors and Officers.

Article XI, Section 43 of our bylaws contains provisions which require that the company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502 of the Nevada Revised Statutes.   The Company’s Articles of Incorporation currently do not contain any provisions relating to indemnification.

Item 15. Recent Sales of Unregistered Securities

During 2008, we sold a total of 133,000 shares to five accredited investors resulting for a gross price of $66,500. The issuances of the shares to the investors were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D.

On October 20, 2008, we issued 5,000,000 shares of our common stock as partial consideration for the purchase of 25,000,000 shares of HealthAmerica, Inc. common stock.  Such shares were issued pro rata to the 33 shareholders of HealthAmerica, Inc.  The issuance of the shares to the HealthAmerica shareholders was exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D.

Item 16. Exhibits.

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of Vivakor, Inc. dated April 30, 2008.*

3.1.1	Amendment to Articles of Incorporation of Vivakor, Inc. dated September 5, 2008.*

3.1.2	Articles of Conversion from limited liability company to corporation dated April 30, 2008.*

3.1.3	Limited liability company Articles of Organization of Genecular Holdings, LLC dated November 1, 2006.*

3.2	Bylaws dated April 30, 2008.*

5.1	Opinion of Wilson, Haglund & Paulsen, P.C.**

10.1	2008 Incentive Plan.*

10.2	Form of Stock Option Agreement under the Vivakor, Inc. 2008 Incentive Plan.*

10.3	Form of Restricted Stock Award and Agreement under the Vivakor, Inc. 2008 Incentive Plan.*

10.4	Acquisition Agreement and Plan of Acquisition, dated as of September 8, 2008.*

10.5	Secured Nonrecourse Promissory Note, dated September 18, 2008.*

10.6	Pledge and Security Agreement, dated as of September 30, 2008.*

10.7	Subscription Agreement.**

14.1	Vivakor, Inc. Code of Ethics.*

21.1	Subsidiaries of the registrant.*

23.1	Consent of McGladrey & Pullen, LLP.**

23.2	Consent of Wilson, Haglund & Paulsen, P.C. (included in Exhibit 5.1 herein).**

24.1	Power of Attorney (included on signature page).**

*   Previously filed.

** Filed herewith.

Item 17. Undertakings.
The undersigned hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any additional or changed material information on the plan of distribution.

(2)
that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coralville, Iowa, on August 12, 2009.

Vivakor, Inc.

By:	/s/ Tannin Fuja
Tannin Fuja
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Tannin J. Fuja, as such person's true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tannin Fuja	President and Chief Executive	August 12, 2009
Tannin Fuja	Officer and Director (Principal Executive Officer

/s/ Matt Nicosia	Chairman of the Board	August 12, 2009
Matt Nicosia

/s/ Ed Corrente	Chief Financial Officer	August 12, 2009
Ed Corrente	(Principal Financial Officer and Principal Accounting Officer

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